     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998
                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------
                             MULTEX SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     7375                    22-3253344
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                           33 MAIDEN LANE, 5TH FLOOR
                           NEW YORK, NEW YORK 10038
                                (212) 859-9800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                 ISAAK KARAEV
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             MULTEX SYSTEMS, INC.
                           33 MAIDEN LANE, 5TH FLOOR
                           NEW YORK, NEW YORK 10038
                                (212) 859-9800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
       ALEXANDER D. LYNCH, ESQ.                 JOHN A. BURGESS, ESQ.
        BRIAN B. MARGOLIS, ESQ.             JOSEPH E. MULLANEY III, ESQ.
    BROBECK, PHLEGER & HARRISON LLP               HALE AND DORR LLP
       1633 BROADWAY, 47TH FLOOR                   60 STATE STREET
       NEW YORK, NEW YORK 10019              BOSTON, MASSACHUSETTS 02109
            (212) 581-1600                         (617) 526-6000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
 TITLE OF EACH CLASS OF   PROPOSED MAXIMUM
    SECURITIES TO BE     AGGREGATE OFFERING      AMOUNT OF
       REGISTERED           PRICE(1)(2)     REGISTRATION FEE(2)
---------------------------------------------------------------
Common Stock, par value
 $.01 per share........     $51,750,000           $15,267

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(1) Includes     shares of Common Stock which the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 29, 1998

PROSPECTUS

                                       SHARES

                                     [LOGO]

                                  COMMON STOCK

  All of the      shares of Common Stock offered hereby are being sold by
Multex Systems, Inc. ("Multex" or the "Company"). Prior to the offering, there has been no public market for the Common Stock of the Company. It is currently
anticipated that the initial public offering price will be between $    and
$    per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol MLTX.

                                   --------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                   --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share....................................    $          $            $
--------------------------------------------------------------------------------
Total (3)....................................  $          $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $   .

(3) The Company and certain stockholders have granted to the Underwriters a 30-
    day option to purchase up to      additional shares of Common Stock solely
    to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and
    Proceeds to Over-Allotment Selling Stockholders will be $   , $   , $
    and $   , respectively. The Company will not receive any of the proceeds from the sale of shares by the Over-Allotment Selling Stockholders. See "Underwriting" and "Principal Stockholders."

                                   --------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be made
available for delivery on or about        , 1998, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST
          BANCAMERICA ROBERTSON STEPHENS
                     SALOMON SMITH BARNEY
                                                          DAIN RAUSCHER WESSELS
                                   A DIVISION OF DAIN RAUSCHER INCORPORATED
      , 1998

                        [COLOR ARTWORK TO BE PROVIDED]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             ---------------------

  MultexNET(R) and the Multex logos are registered trademarks and service marks of the Company. MultexEXPRESS, Multex Research-On-Demand, Multex Investor Network, MX Investor Magazine and the Multex logo are trademarks and service marks of the Company. This Prospectus contains other trade names, trademarks and service marks of the Company and of other organizations, all of which are the property of their respective owners.

                             ---------------------

INFORMATION ON THE COMPANY'S WEB SITE SHALL NOT BE DEEMED TO CONSTITUTE A PART
                              OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors." This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

  Multex is a leading provider of online investment research and information services designed to meet the needs of institutional investors, investment banks, brokerage firms, corporations and individual investors. The Company's services enable timely online access to over 500,000 research reports and other investment information from more than 300 leading investment banks, brokerage firms and third-party research providers worldwide, including Merrill Lynch, Morgan Stanley Dean Witter and Goldman Sachs. More than 400,000 investors and financial professionals, including mutual funds managers, portfolio managers, institutional investors, brokers and their clients, have access to the Company's services. In addition to making its services available through its own Web sites, the Company has established a number of strategic distribution relationships to reach the institutional market, including relationships with Automatic Data Processing, Inc., Bloomberg L.P., Bridge Information Systems, Inc., Dow Jones & Co. Inc. and Reuters Limited. To target the individual investor market, the Company recently entered into an agreement with America Online, Inc. to serve as an anchor tenant on the AOL Personal Finance channel, and intends to launch the Multex Investor Network in 1998 to offer a wide range of research reports and other financial information to individual investors.

  In recent years, there has been substantial growth in the ownership and trading volume of equity and fixed income securities worldwide. According to the Investment Company Institute, total financial assets of U.S. households were $14.0 trillion at the end of 1995, and are expected to grow to over $22.5 trillion by the year 2000. The proliferation in equity ownership and trading activity has created a need for more investment research and market information on the part of investors who seek higher returns on their portfolios. Institutional investors are increasingly demanding access to commingled investment research and other market information on a "real-time" basis in order to quickly find and retrieve relevant research online. Conventional methods used to distribute investment research have significant shortcomings, including the delay and expense incurred in printing and mailing research reports in traditional paper format, the inability to control who receives and accesses such research, and the expense of sorting, reviewing and distributing such reports manually.

  The Company's services provide timely and efficient online access to a wide range of research reports and other investment information from leading investment banks, brokerage firms and third-party research providers worldwide. The Company's MultexNET service enables entitled institutional investors to access investment research reports (including complete text, tables and charts) on a real-time basis. MultexEXPRESS enables investment banks, brokerage firms and other financial institutions to distribute their proprietary financial research as well as other corporate documents to their employees and customers. Multex Research-On-Demand gives institutional investors, corporations and individual investors the ability to access research reports on a pay-per-view basis from a majority of the contributors to MultexNET. Key features of the Company's services include real-time or delayed delivery of high-quality multimedia and rich-text research reports, advanced searching features, customizable delivery options and easy-to-use viewing, printing, faxing, and e-mail options. The Company recently began publishing MX Investor Magazine, an online investment magazine available through the Company's home page on the World Wide Web, and intends to launch the Multex Investor Network, which will offer a wide range of investment research services to the individual investor market.

  The Company's objective is to be the leading online investment research network for the financial and investment community. The Company uses leading Internet technologies to provide a unique, integrated platform for the efficient distribution of investment research and financial information worldwide. Key elements of the Company's strategy include (i) providing the most comprehensive investment research and information, (ii) continuing to expand its distribution channels, (iii) increasing awareness of the Multex brand, (iv) extending the Company's global presence, (v) maintaining its technological leadership and (vi) focusing on multiple revenue opportunities.

  The Company was incorporated in Delaware in 1993. The Company's principal executive offices are located at 33 Maiden Lane, 5th Floor, New York, New York 10038, and its telephone number at that location is (212) 859-9800.

                                  THE OFFERING

Common Stock offered by the Company.....      shares
Common Stock to be outstanding after         shares (1)
 the Offering...........................
Use of Proceeds.........................  Expansion of sales and marketing, ex-
                                          pansion of international operations,
                                          capital expenditures, general corpo-
                                          rate purposes, including working cap-
                                          ital, and possible acquisitions. See
                                          "Use of Proceeds."
Proposed Nasdaq National Market symbol..  MLTX

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS
                                   YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                   -------------------------  ----------------
                                    1995     1996     1997     1997     1998
                                   -------  -------  -------  -------  -------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
  Revenues........................ $ 1,005  $ 2,647  $ 6,014  $   950  $ 2,714
  Gross profit....................     601    1,837    4,782      708    2,020
  Loss from operations............  (5,520)  (6,470)  (8,162)  (2,246)  (1,573)
  Net loss........................ $(5,494) $(6,410) $(8,037) $(2,223) $(1,644)
  Pro forma net loss per share
   (2)(3).........................                   $ (0.92)          $ (0.19)
                                                     =======           =======
  Pro forma weighted average
   shares outstanding (2)(3)......                     8,694             8,874
                                                     =======           =======

                                                     MARCH 31, 1998
                                           ------------------------------------
                                                                       AS
                                           ACTUAL   PRO FORMA(3) ADJUSTED(3)(4)
                                           -------  ------------ --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents, and
   marketable securities.................. $ 8,844    $ 8,844        $
  Working capital.........................   7,656      7,656
  Total assets............................  14,613     14,613
  Deferred revenues.......................   2,125      2,125
  Redeemable preferred stock..............  37,896        --
  Total stockholders' equity (deficit).... (28,460)     9,436

--------------------
(1) Based on the number of shares of Common Stock outstanding on March 31, 1998. Excludes 1,399,335 shares of Common Stock issuable pursuant to stock options outstanding as of March 31, 1998 (of which options to purchase approximately 413,000 shares were then exercisable) with a weighted average price of $0.60 per share. See "Management--1998 Stock Option Plan" and "Description of Capital Stock--Options."
(2) See Note 4 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.
(3) Gives effect to the Preferred Stock Conversion (as defined below). See Note 3 of Notes to Consolidated Financial Statements.
(4) As adjusted to give effect to the sale of     shares of Common Stock
    offered hereby at an assumed initial public offering price of $    per
    share, after deducting the underwriting discount and the estimated offering expenses payable by the Company, and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                ----------------
  Except as otherwise noted, all information in this Prospectus (i) reflects the automatic conversion of all outstanding shares of the Company's Redeemable Preferred Stock (the "Preferred Stock") into an aggregate of 7,240,741 shares of Common Stock (the "Preferred Stock Conversion") upon the consummation of the offering; (ii) reflects the filing of an Amended and Restated Certificate of Incorporation which, among other things, authorizes the issuance of "blank check" preferred stock upon the consummation of the offering; and (iii) assumes no exercise of the Underwriters' over-allotment option. Except as otherwise noted, the information in this Prospectus also reflects a one-for-three reverse stock split of the Common Stock to be effected immediately prior to the offering (the "Reverse Split"). See "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those contained in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and making an investment in the Common Stock offered hereby.

                   RISKS RELATED TO THE COMPANY'S OPERATIONS

  Limited Operating History; History of Losses; Anticipation of Continued Losses; Accumulated Deficit. The Company commenced operations in April 1993 and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with limited operating histories, particularly companies in the new and rapidly evolving market for the Internet and Internet services, including the market for the electronic distribution of investment research. There can be no assurance that the Company will ever be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. The Company incurred net losses of $5.5 million, $6.4 million and $8.0 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $2.2 million and $1.6 million for the three months ended March 31, 1997 and 1998, respectively. Given the level of planned operating and capital expenditures, the Company anticipates that it will continue to incur operating losses for the forseeable future. There can be no assurance that operating losses will not increase in the future or that the Company will ever achieve or sustain profitability on a quarterly or annual basis. The extent of these losses will be contingent on, among other things, the timing and amount of the Company's revenues and the Company's ability to control expenses. The Company has generated only limited revenues to date and its ability to generate significant revenues is subject to substantial uncertainty. The Company's historical growth in revenues may not be sustained and are not necessarily indicative of future operating results. To the extent that revenues do not grow at anticipated rates, that increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. At March 31, 1998, the Company had an accumulated deficit of $24.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Significant Fluctuations in Quarterly Results of Operations. The Company's quarterly revenues, margins and results of operations have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future. Causes of such fluctuations have included and may include, among other factors, demand for the Company's services, the size and timing of both new and renewal subscriptions, the number, timing and significance of new services introduced by the Company and its competitors, the ability of the Company to develop, market and introduce new and enhanced services on a timely basis, the level of service and price competition, changes in operating expenses, changes in the mix of services offered, changes in the Company's sales incentive strategy, sharp declines in the volume or price levels of securities transactions and general economic factors. Any one or more of these factors could have a material adverse effect on the Company's business, results of operation and financial condition, and makes the prediction of results of operations on a quarterly basis unreliable. As a result, the Company believes that period-to-period comparisons of its historical results of operations are not necessarily meaningful and should not be relied upon as any indication for future performance.

  The Company's cost of revenues consists principally of distribution fees and royalties which fluctuate depending upon the demand for the Company's services and fixed telecommunications costs. In addition, a substantial portion of the Company's operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. The

Company's operating expense levels are based, in significant part, on the Company's expectations of future revenues on a quarterly basis. If actual revenues on a quarterly basis are below management's expectations, both gross margins and results of operations are likely to be adversely affected because a relatively small amount of the Company's costs and expenses varies with its revenues in the short term.

  Due to the foregoing and other factors, it is possible that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Unaudited Quarterly Results of Operations."

  Dependence on Research and Information Providers. The Company is dependent upon the continued provision of high-quality investment research reports from investment banks, brokerage firms and third-party research providers. Certain of these arrangements are not embodied in written contracts and certain other of these arrangements can be terminated by the provider on short notice. At present, approximately 60% of the Company's over 300 information providers permit the Company to offer the research for sale after a certain embargo period, generally 15 days. The remaining information providers do not permit such sales. Many of these information providers compete with one another and, to some extent, with the Company for subscribers. None of the providers of research reports and other information to the Company have arrangements to provide such research or information exclusively to the Company. The loss of one or more significant information provider agreements would decrease the research and other information which the Company can offer its users and could have a material adverse effect on the Company's business, results of operations and financial condition. Royalties payable to the Company's information providers to obtain distribution rights to research reports included in Multex Research-On-Demand constitute a significant portion of the Company's cost of revenues. If the Company is required to increase the royalties payable to such information providers, such increased royalty payments would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Research and Information Providers."

  Certain leading investment banks, brokerage firms and third-party research providers are parties to exclusive distribution arrangements with the Company's competitors, including First Call Corporation ("First Call") and The Investext Group ("Investext") (both of which are subsidiaries of Thomson Financial Services, a leading worldwide provider of financial information services). Consequently, the Company cannot provide its users with the investment research and other information provided by such investment banks, brokerage firms and third-party research providers, which may put the Company at a competitive disadvantage. In the event that additional investment banks, brokerage firms and third-party research providers enter into such exclusive distribution arrangements or that the Company is hindered in its ability to offer its own services due to the lack of content from such investment banks, brokerage firms and third-party research providers, the Company's business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategy" and "--Services."

  The Company's proprietary software technology enables it to distribute a particular research report or other financial information only to those users who have been authorized or entitled to access such report by the information provider. The Company might inadvertently distribute a particular report to a user who is not so authorized or entitled, which could subject the Company to a claim for damages by the provider of the report or which could harm the Company's reputation in the marketplace, either of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  Emerging Market for Electronic Investment Research. The market for the online distribution of electronic investment research has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed electronic investment research distribution services by facsimile and over public and private networks, online services and the Internet. As is typical of a rapidly evolving industry, demand and market acceptance for new services are subject to a high level of uncertainty.

  Because the market for the Company's services is new and rapidly evolving, it is difficult to predict with any assurance the growth rate, if any, and size of this market. There can be no assurance that the market for the Company's services will develop or that the Company's services will ever achieve market acceptance. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors; if the Company's services do not achieve market acceptance; or if pricing becomes subject to significant competitive pressures, the Company's business, results of operations and financial condition would be materially and adversely affected.

  The Company's future results of operations will depend, in substantial part, on its ability to increase the market acceptance of its services. The future viability of MultexNET will depend, among other factors, on the ability of the Company to expand its direct and indirect sales and marketing channels, to attract and retain high-quality research providers and to deliver its services across multiple delivery platforms. The future viability of MultexEXPRESS will depend, among other factors, on the continued desire of investment banks, brokerage firms and other information providers to distribute proprietary investment research and company news over the Internet or through private networks to their employees and customers. The future viability of Multex Research-On-Demand will depend, among other factors, on the acceptance of the Internet as a medium for the purchase and distribution of investment research, as well as on the Company's ability to build a direct and indirect sales force to sell its services, to attract and retain high-quality information providers, and to develop and increase its base of users. If the Company is unable to increase the number of users of MultexNET, MultexEXPRESS and Multex Research-On-Demand or to attract and retain investment research providers, the Company's business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategy" and "--Services."

  The Company has distribution arrangements for its services with a number of third-party distributors, including Bloomberg L.P. ("Bloomberg") and Reuters Limited ("Reuters"), distributors that are currently generating revenues for the Company, and with America Online, Inc. ("America Online" or "AOL"), Automatic Data Processing, Inc. ("ADP"), Bridge Information Systems, Inc. ("Bridge") and Dow Jones & Co. Inc. ("Dow Jones"), distributors that are not currently generating revenues for the Company. The Company's future results of operations will be affected by the extent to which customers of these third-party distributors choose to subscribe to the various services provided by the Company. There can be no assurance that the customers of these third-party distributors will continue to subscribe to the Company's services or that such third-party distributors will continue to actively market such services. If the Company is unable to retain and increase the utilization of its services by such customers, the Company's business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategy" and "--Services."

  Dependence on Strategic Distribution Relationships. The Company is dependent on its strategic partners for the marketing and distribution of investment research reports and other information. To date, the Company has entered into six principal strategic relationships: ADP, AOL, Bloomberg, Bridge, Dow Jones and Reuters. There can be no assurance that the Company will be successful in entering into additional strategic relationships, nor that any additional relationships, if entered into, will be on terms favorable to the Company. The Company's receipt of revenues from its strategic relationships is directly affected by the levels of effort of its partners. There can be no assurance that the Company's strategic distributors will devote the necessary resources necessary to successfully market the Company's services. Each of these distributors offers services, either of their own or from competitors of the Company, which are in one or more respects competitive with the service offerings of the Company. In addition, the Company's strategic distributors have the right to terminate their agreements with the Company under certain circumstances, in some circumstances on short notice. Furthermore, there can be no assurance that the Company will be able to renew such agreements when they expire on acceptable terms, if at all. The failure of the Company to enter into additional strategic distribution relationships, the failure of the Company's strategic distributors to devote the resources necessary to effectively market the Company's services, a reduction or discontinuation of such efforts by these distributors or the termination of these relationships could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Strategic Distribution Relationships."

  Competition. The market for the electronic distribution of investment research and related services is intensely competitive and such competition is expected to continue to increase. The Company believes that its ability to compete will depend upon many factors, both within and beyond its control, including continuing relationships with leading providers of investment research, the timing and market acceptance of new services and enhancements to existing services developed by the Company and its competitors, ease of use, performance, price, reliability, customer service and support, and sales and marketing efforts. The Company's competitors vary in size and in the scope and breadth of services offered. Further, the Company encounters direct and indirect competition from a number of sources, including traditional media, companies that provide investment research (including investment banks and brokerage firms that have their own Web sites), investment newsletters, personal financial magazines and other Internet providers of either free or subscription research services.

  The Company's MultexNET and Multex Research-On-Demand services compete with large and well-established distributors of financial information, such as Thomson Financial Services, through its subsidiaries First Call and Investext, and Institutional Brokers Estimate System ("I/B/E/S"), a subsidiary of Primark Corp. In addition, the Company's MultexEXPRESS service competes with services provided by in-house management information services personnel and independent systems integrators. Each of the Company's strategic distributors described above offers services, either of their own or from competitors of the Company, which are in one or more respects competitive with the service offerings of the Company. In addition, numerous prospective competitors, such as Market Guide, Standard & Poor's, Moody's, Zacks Investment Research and others offer similar investment research based services that compete, or may in the future compete, directly and indirectly with the Company's services. Many of the Company's existing competitors, as well as a number of and prospective competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in investor requirements, or to devote greater resources to the development, promotion and sale of their services than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers, strategic partners and providers of investment research information. Further, the Company's competitors may develop services that are equal or superior to the services then offered by the Company or that achieve greater market acceptance than the Company's services. The Company also expects that competition may increase as a result of industry consolidation. In addition, current and prospective competitors have established or may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of the Company's existing and prospective customers. Accordingly, it is possible that new competitors or alliances among existing or potential competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against existing or potential competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

  Concentration of Revenues. Historically, a few of the Company's subscribers and distributors have accounted for a substantial majority of the Company's revenues. Specifically, in the years ended December 31, 1995, 1996 and 1997, 70%, 75% and 68%, respectively, of the Company's revenues were generated by subscribers or distributors that each individually generated 10% or more of the Company's consolidated revenues in such period. The loss of any major subscriber or distributor, or any reduction or delay in subscriptions by any such subscriber or distributor, or the failure of the Company to successfully market its services to new subscribers or distributors could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and Note 12 of Notes to the Consolidated Financial Statements.

  Dependence on Financial Services Industry. The Company is dependent upon the continued need for the electronic distribution of high-quality investment research reports and other financial information, making the Company's business susceptible to a downturn in the financial services industry. For example, a decrease in the number of analysts that prepare investment research reports or in the capital investments dedicated to the dissemination of such research could result in a decrease in the number of research reports and other financial information available for distribution and a concomitant decrease in demand by the Company's subscribers for such reports and other information. In addition, U.S. financial institutions are continuing to consolidate, increasing the leverage of the Company's information providers to negotiate price and decreasing the overall potential market for certain of the Company's services. These factors, as well as other changes occurring in the financial services industry, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Management of Growth. The Company has experienced rapid growth in its operations. This rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. As of March 31, 1998, the Company had grown to 120 employees from 79 employees at December 31, 1996. The Company expects that the number of its employees will continue to increase for the foreseeable future. As a result, the Company will need to continue to improve its financial and management controls, reporting systems and procedures, and expand, train and manage its work force. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's expanding operations or that Company management will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future results of operations will also depend on its ability to expand its sales and marketing organization both domestically and internationally and expand its customer support organization. The failure of the Company to manage its growth effectively would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Key Personnel. The Company's future operating results depend, in significant part, upon the continued service of its key technical, sales and senior management personnel, particularly Isaak Karaev, the Company's Chairman, President and Chief Executive Officer, none of whom has entered into an employment agreement with the Company, other than a non-competition/non-disclosure agreement. The loss of the services of one or more of the Company's key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel, in particular information technology professionals, is intense, and there can be no assurance that the Company will be able to retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. The Company has from time to time in the past experienced, and expects to continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications. See "Management."

  Risks Associated with International Operations. The Company has recently commenced operations in a number of international markets and a key component of the Company's strategy is to continue to expand its international operations. To date, the Company has limited experience in developing and obtaining research and other financial information relating to companies whose securities are traded on foreign markets and in marketing, selling and distributing its services internationally. There can be no assurance that the Company will be able to successfully market, sell and deliver its services in these markets. In certain markets, including Hong Kong, the Company intends to rely on the sales and marketing efforts of independent representatives. The failure of such independent representatives to successfully solicit information providers or market the Company's services in such markets could have a material adverse effect on the Company's business, results of operations and financial condition.

  There are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, potentially adverse tax consequences, export restrictions and controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, and seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, any of which could have a material adverse effect on the success of the Company's international operations and, consequently, on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that governmental regulatory agencies in one or more foreign countries will not determine that the services provided by the Company constitute the provision of investment advice, which could result in the Company having to register in such countries as an investment advisor or in the Company having to cease selling its services into such countries, either of which could have a material adverse effect on the Company's business, results of operations or financial condition.

  Risks Associated with Potential Acquisitions. The Company may, from time to time, pursue acquisitions of businesses, customer bases, products or technologies that complement or expand its existing business. The Company evaluates potential acquisition opportunities from time to time, including those that could be material in size and scope. Acquisitions involve a number of risks, including the diversion of management's attention from day-to-day operations to the assimilation of the operations and personnel of the acquired companies and the incorporation of acquired operations, customer bases, products or technologies. Such acquisitions could also have adverse effects on the Company's operating results, and could result in dilutive issuances of equity securities, the incurrence of debt and the loss of key employees. In addition, many acquisitions must be accounted for as purchases and, because most software-related acquisitions involve the purchase of significant intangible assets, these acquisitions typically result in substantial amortization charges and charges for acquired research and development projects, which could have a material adverse effect on the Company's operating results. There can be no assurance that any such acquisitions will occur or that, if such acquisitions do occur, the acquired businesses, customer bases, products or technologies will generate sufficient revenue to offset the associated costs or effects.

  Risks Associated with Technological Change. The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service announcements, introductions and enhancements, and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Internet and the electronic distribution of investment research. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies and industry standards, and its ability to continually improve the performance, features and reliability of its services in response to both changing customer demands and competitive service offerings. The inability of the Company to successfully adapt to such changes in a timely manner could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of new services, or that any enhancements to existing services will adequately meet the requirements of its current and prospective customers and achieve any degree of significant market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or customer requirements, or if its services or enhancements contain defects or do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected.

  Risk of System Failure or Security Breach. Distribution of the Company's services utilizes proprietary technology which resides principally on one computer system. The continuing and uninterrupted performance of such computer system is critical to the success of the Company's business. Any system failure that causes interruptions in the Company's ability to service its customers, including failures that affect the ability of the Company to collect research from its contributors or provide electronic investment research to its subscribers, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of the Company's services. An increase in the volume of research reports handled by the Company's servers, or in the rate of users' requests for such research, could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures. Furthermore, the Company faces the risk of a security breach of its computer system which could disrupt the distribution of research and other reports. To the extent that any capacity constraints or potential security breaches are not effectively addressed by the Company, such constraints or breaches would have a material adverse effect on the

Company's business, results of operations and financial condition. Although the Company carries general liability insurance, the Company's insurance may not cover any of these claims or may not be adequate to indemnify the Company for all liability that may be imposed. Any resulting litigation could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company's operations are dependent upon its ability to protect its computer systems against damage from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, failure of the Company's telecommunications providers to provide the data communications capacity in the time frame required by the Company for any reason could cause interruptions in the delivery of the services provided by the Company. Unanticipated problems affecting the Company's systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of the Company's services. Although the Company is currently in the planning stages of acquiring and implementing a redundant back-up, off-site computer system, there can be no assurance that the Company will be successful in acquiring and implementing such a system or that such a system, if operational, will be successful in preventing any damage or failure that interrupts or delays the Company's operations, either of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  Dependence on Intellectual Property; Risk of Infringement Claims. The Company regards its intellectual property as critical to its future success, and the Company relies upon copyright, patent, trade secret and trademark laws in the United States and other jurisdictions to protect its proprietary rights. The Company owns copyrights in the computer software and on-line materials that it has developed or acquired, and currently holds limited licenses to use and distribute certain software in which third parties own copyrights. The Company has also entered into limited license agreements with certain of the numerous investment banks, brokerage firms and other third-party research providers that own the copyrights in research reports that the Company distributes electronically. The Company distributes other research reports without the benefit of written licenses with the providers of those reports, solely on the basis of implied licenses that the Company believes such providers have granted. There can be no assurance that the Company will be able to maintain its licenses of research content or of third-party software, that the Company will be able to obtain such licenses in the future on commercially reasonable terms or at all, that the Company will be able to continue to distribute those research reports for which it does not have written licenses or that the Company's competitors will not be able to independently develop competing software or on-line materials so as to avoid infringing upon the Company's copyrights. Also, because the Company's licenses of third-party software and research content are not exclusive, such software and content is and will be available to the Company's current and future competitors. The Company's failure to protect or secure ownership of, or to maintain licensed rights to use and distribute software and content of others, or the ability of the Company's competitors to obtain rights to distribute the same research reports that the Company distributes, could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also relies on trade secret laws, and has filed five patent applications with the United States Patent and Trademark Office and applications corresponding to three of those United States applications in other countries to protect its proprietary software technology and systems for electronic contribution, storage, searching and distribution of investment research reports. To date, no patents have been issued to the Company. There can be no assurance that any of the Company's pending patent applications will be allowed, that any patents will be issued to the Company even if the respective applications have been or will be allowed, or that any patents that are issued to the Company will not be successfully challenged by others and invalidated through administrative process or litigation. The Company seeks to protect its trade secrets through the use of confidentiality agreements with employees, representatives, advisors and others. There can be no assurance that such agreements will provide adequate protection for the Company's trade secrets in the event of any unauthorized use or disclosure, that employees of the Company, its representatives and advisors and others will maintain the confidentiality of such trade secrets, or that such trade secrets will not otherwise become known, or be independently developed, by competitors.

  The Company relies upon and seeks to protect the trademarks and service marks that it currently uses, and those that it intends to use in the future, through registration in the United States and other jurisdictions. There can be no assurance that any of the Company's pending trademark applications will be allowed or granted and, if they are allowed or granted, that they, or any of the registrations that have already been granted to the Company, will not be successfully challenged by others and invalidated through administrative process or litigation. The Company has not yet sought to register, in the United States or elsewhere, other trademarks and service marks that it currently uses or intends to use. There can be no assurance that the Company's use of and interest in such trademarks and service marks will be subject to any legal protection in any of the jurisdictions in which the Company now does business or might do business in the future. As the Company's business is dependent on brand recognition in the marketplace, any failure to maintain and protect the Company's trademarks and service marks could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company expects to license certain of its proprietary rights to third parties, including in connection with the establishment of its international business operations, which may be controlled by such third parties. While the Company will attempt to ensure that its proprietary interests will be protected by its business partners, no assurances can be given that such partners will not take actions that could materially and adversely affect the value of the Company's proprietary rights or the reputation of its services and technologies. The Company currently licenses certain aspects of its text search functionality and relational database technologies from third parties. The failure by the Company to maintain these licenses, or to find a replacement for such technologies in a timely and cost-effective manner, could have a material adverse effect on the Company's business, results of operations and financial condition.

  Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within the industry. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. From time to time the Company has been, and expects to continue to be, subject to claims in the ordinary course of its business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by the Company and its business partners. Although such claims have not resulted in litigation or had an adverse effect on the Company's business, results of operations or financial condition, such claims and any resulting litigation, should it occur, could subject the Company to significant liability for damages and could result in invalidation of the Company's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Intellectual Property."

  Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

  Although the Company has implemented a program designed to ensure that all software used in connection with the Company's services is Year 2000 compliant, there can be no assurance either that such software is in fact compliant or that there will not be problems caused by subscribers' or information providers' hardware or software. Efforts to comply with Year 2000 requirements may disrupt or delay the Company's ability to continue developing and marketing its services. The Company may also incur certain unexpected expenditures in connection with Year 2000 compliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

                    RISKS RELATED TO THE INTERNET INDUSTRY

  Dependence on Continued Growth in Use of the Internet. The Company's success will depend, in substantial part, upon the continued growth in the use of the Internet generally and, in particular, as a medium for information services. Use of the Internet is at a very early stage of development, and market acceptance of the Internet as a medium for information services and commerce is subject to a high level of uncertainty. The rapid growth of global commerce and the exchange of information on the Internet and other online services is new and evolving, making it difficult to predict whether the Internet will prove to be a viable commercial marketplace. The Company believes that its future success will require the development and widespread acceptance of the Internet and online services as a medium for obtaining and distributing investment research information. There can be no assurance that the Internet will support a successful commercial marketplace. The Internet may not prove to be a viable information channel due to inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for financial transactions. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by sustained growth.

  Dependence on the Web Infrastructure. The Company's success will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems, for providing reliable and timely Web access and services. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Web will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise, and such outages and delays could adversely affect the Web sites of subscribers or distributors utilizing or distributing the Company's services. In addition, the Web could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet protocol) that can handle increased levels of activity. There can be no assurance that the infrastructure or complementary products or services necessary to maintain the Web as a viable commercial medium will be developed, or, if they are developed, that the Web will continue to be a viable commercial medium. If the necessary infrastructure, standards or protocols or complementary products, services or facilities are not developed, or if the Web does not continue to be a viable commercial medium, the Company's business, results of operations and financial condition would be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed, the Company may be required to incur substantial expenditures in order to adapt its services to changing or emerging technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, critical issues concerning the commercial use and government regulation of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could materially and adversely impact both the growth of the Internet and the Company's business, results of operations and financial condition.

  Liability for Content. As a publisher and distributor of online content, the Company faces potential direct and indirect liability for defamation, negligence, copyright, patent or trademark infringement, violation of the securities laws and other claims based upon the reports and data published by the Company. For example, by distributing a negative investment research report, the Company may find itself subject to defamation claims, regardless of the merits of such claims. Computer failures may also result in incorrect data being published and distributed widely. In these and other instances, the Company may be required to engage in protracted and expensive litigation, which could have the effect of diverting management's attention and require the Company to expend significant financial resources. The Company's general liability insurance may not cover any of these claims or may not be adequate to indemnify the Company for all liability that may be imposed. Any such claims or resulting litigation could have a material adverse effect on the Company's business, results of operations and financial condition.

  Government Regulation and Legal Uncertainties. As the popularity and use of the Internet continues to increase, it is possible that a number of laws and regulations may be adopted covering issues such as user privacy, pricing, characteristics, acceptable content, taxation and quality of products and services. Such legislation could dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, certain local telephone carriers have petitioned governmental bodies to regulate Internet service providers ("ISPs") and online service providers ("OSPs") in a manner similar to long distance telephone carriers and to impose access fees on ISPs and OSPs. If any of these petitions or the relief sought therein is granted, the costs of communicating on the Web could increase substantially, potentially adversely affecting the growth in use of the Web. Further, due to the global nature of the Web, it is possible that, although transmissions relating to the Company's services originate in the State of New York, the governments of other states or foreign countries might attempt to regulate the Company's transmissions or levy sales or other taxes relating to the Company's activities. There can be no assurance that violations of local laws will not be alleged or charged by local, state or foreign governments, that the Company might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Government Regulation."

                         RISKS RELATED TO THE OFFERING

  No Prior Public Market for Common Stock; Possible Volatility of Stock
Price. Prior to the offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained upon the consummation of the offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters. See "Underwriting."

  The trading price of the Company's Common Stock could be subject to wide fluctuations in response to variations in quarterly results of operations, the gain or loss of significant research and information providers or subscribers, changes in earning estimates by analysts, announcements of technological innovations or new services by the Company or its competitors, general conditions in Internet-related industries and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of the Company's Common Stock.

  Control by Existing Stockholders, Directors and Executive Officers. Upon the consummation of this offering, the existing stockholders, directors and executive officers and their affiliates will beneficially own approximately % of the outstanding Common Stock ( % if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Stockholders."

  Benefits of the Offering to Current Stockholders. The Company's current stockholders will benefit from this offering by the creation of a public market for their shares of Common Stock and an immediate increase in the net tangible book value of such shares. In addition, the Over-Allotment Selling Stockholders participating in this offering will recognize a gain of
approximately $   million based upon the difference between the aggregate
acquisition price and the aggregate initial public offering price for the shares of Common Stock, net of underwriting discount, sold in this offering by the Over-Allotment Selling Stockholders. The Company's existing stockholders
will recognize an aggregate unrealized gain of approximately $   million upon
completion of this offering based upon the difference between the aggregate cost of the shares of Common Stock to be held by current stockholders and the aggregate initial public offering price of such shares of Common Stock. See "Dilution" and "Principal Stockholders."

  Broad Management Discretion as to Use of Proceeds. The Company has not designated any specific use for the net proceeds from the sale by the Company of the Common Stock offered hereby. Rather, the Company intends to use the net proceeds from this offering for expansion of the Company's sales and marketing efforts, expansion of international operations, capital expenditures, general corporate purposes, including working capital, and possible acquisitions of or investments in businesses, products and technologies that are complementary to those of the Company. Consequently, the Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering to uses which the public stockholders may not deem desirable, and there can be no assurance that the proceeds will yield a significant return. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds."

  Anti-Takeover Effects of Certain Charter, Bylaws and Delaware Law Provisions; Possible Issuance of Preferred Stock. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by the stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any such preferred stock. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation, including provisions that create a classified Board of Directors, and certain provisions of the Company's Bylaws and of Delaware law could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Anti-Takeover Effects of Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

  Shares Eligible for Future Sale; Registration Rights. Sales of significant amounts of Common Stock in the public market after the offering or the perception that such sales will occur could materially and adversely affect the market price of the Common Stock or the future ability of the Company to
raise capital through an offering of its equity securities. Of the     shares
of Common Stock to be outstanding upon the closing of the offering, the shares offered hereby will be eligible for immediate sale in the public market without restriction unless the shares are purchased by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act of
1933, as amended (the "Securities Act"). The remaining     shares of Common
Stock held by existing stockholders upon the closing of the offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The Company's directors and officers and certain of its stockholders have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of the representatives of the Underwriters for a period of 180 days from the date of this Prospectus.

Subject to these lock-up agreements and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain
volume restrictions) as follows: (i)     shares will be available for
immediate sale in the public market on the date of this Prospectus, (ii) shares will be eligible for sale 90 days after the date of this Prospectus,
and (iii)     shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus. The remaining shares will be eligible for sale in the public market from time to time after the expiration of the lock-up agreements. In addition, certain stockholders,
representing approximately     shares of Common Stock, and certain
optionholders, with respect to an aggregate of     shares of Common Stock
issuable upon the exercise of stock options, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and to cause the Company to register certain shares of Common Stock owned by them.

  The Company intends to file a Form S-8 registration statement under the Securities Act shortly after the date of this Prospectus to register all shares of Common Stock issuable under the Company's 1998 Stock Option Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above. See "Management--1998 Stock Option Plan," "Shares Eligible for Future Sale" and "Underwriting."

  Immediate and Substantial Dilution. Investors purchasing shares of Common Stock in the offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

  Absence of Dividends. The Company has never declared or paid any cash dividends on its Common Stock and does not expect to pay any cash dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. In addition, the Company's bank line of credit prohibits the payment of cash dividends without the bank's prior written consent. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the     shares of Common
Stock offered by the Company hereby, after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be
approximately $    ($    if the Underwriters' over-allotment option is
exercised in full), assuming an initial public offering price of $   per
share. The Company will not receive any proceeds from the sale of shares by the Over-Allotment Selling Stockholders.

  The Company intends to use the net proceeds of the offering for expansion of the Company's sales and marketing efforts, expansion of international operations, capital expenditures, general corporate purposes, including working capital, and possible acquisitions of or investments in businesses, products and technologies that are complementary to those of the Company. However, there are no agreements or pending negotiations with respect to any such acquisitions, investments or other transactions.

  Pending such uses, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock and does not expect to pay any cash dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. The payment of any future cash dividends will depend upon the future earnings and capital requirements of the Company, the terms of any loan agreements to which the Company is then a party and such other factors as the Company's Board of Directors considers appropriate.

                                CAPITALIZATION

  The following table sets forth, as of March 31, 1998, the capitalization of the Company (i) on an actual basis, (ii) on a pro forma basis to reflect the Preferred Stock Conversion, and (iii) on an as adjusted basis to give effect
to the sale of     shares of Common Stock offered by the Company hereby at an
assumed initial public offering price of $   per share, after deducting the
underwriting discount and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus.

                                                        MARCH 31, 1998
                                                 ------------------------------
                                                 ACTUAL   PRO FORMA AS ADJUSTED
                                                 -------  --------- -----------
                                                        (IN THOUSANDS)
Redeemable Preferred Stock, $.01 par value,
 Series A, Series B, Series C and Series D,
 $33,000,000 aggregate liquidation preference,
 217,222 shares issued and outstanding on an
 actual basis; no shares issued and outstanding
 on a pro forma or as adjusted basis............ $37,896       --       --
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value, 5,000,000
   shares authorized; no shares issued and
   outstanding on an actual, pro forma or as
   adjusted basis...............................
  Common Stock, $.01 par value, 50,000,000
   shares authorized; 1,698,333 shares issued
   and outstanding on an actual basis; 8,939,074
   shares issued and outstanding on a pro forma
   basis; and     shares issued and outstanding
   on an as adjusted basis(1)...................      17       234
Additional paid-in capital......................  (3,337)   34,342
Accumulated deficit............................. (24,038)  (24,038)
Deferred compensation...........................  (1,087)   (1,087)
Translation adjustment..........................     (15)      (15)
                                                 -------   -------
  Total stockholders' equity (deficit).......... (28,460)    9,436
                                                 -------   -------
    Total capitalization........................  $9,436    $9,436
                                                 =======   =======

---------------------
(1) Excludes 1,399,335 shares of Common Stock issuable pursuant to stock options outstanding as of March 31, 1998 (of which options to purchase approximately 413,000 shares were then exercisable) with a weighted average price of $0.60 per share. See "Management--1998 Stock Option Plan" and "Description of Capital Stock--Options."

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1998,
after giving effect to the Preferred Stock Conversion, was $   , or $   per
share of Common Stock. Pro forma net tangible book value per share is equal to the amount of the Company's total tangible assets (total assets less intangible assets), divided by the number of shares of Common Stock outstanding as of March 31, 1998. Assuming the sale by the Company of shares of Common Stock offered hereby at an assumed initial public offering
price of $   per share (the mid-point of the range set forth on the cover page of this Prospectus), and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March
31, 1998 would have been $   , or $   per share of Common Stock. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution in pro forma net
tangible book value of $   per share to new investors. The following table
illustrates this per share dilution:

Assumed initial public offering price per share....................       $
  Pro forma net tangible book value per share as of March 31, 1998. $
  Pro forma increase attributable to new investors.................
                                                                    -----
Pro forma net tangible book value per share after the offering.....
                                                                          -----
Pro forma dilution per share to new investors......................       $
                                                                          =====

  The following table summarizes, on a pro forma basis as of March 31, 1998, the total number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors:

                         SHARES PURCHASED   TOTAL CONSIDERATION
                         -----------------  ---------------------
                                                                   AVERAGE PRICE
                         NUMBER   PERCENT    AMOUNT     PERCENT      PER SHARE
                         -------- --------  ---------- ----------  -------------
Existing stockholders ..                  % $                    %
New investors...........
                         --------  -------  ----------  ---------
  Total.................             100.0% $               100.0%
                         ========  =======  ==========  =========

  The foregoing tables and calculations assume no exercise of outstanding options. At March 31, 1998, there were 1,399,335 shares of Common Stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $0.60 per share. To the extent that these options are exercised, there will be further dilution to new investors. See "Management--1998 Stock Option Plan."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below with respect to the Company's consolidated statement of operations for the years ended December 31, 1995, 1996 and 1997 and with respect to the Company's consolidated balance sheet as of December 31, 1996 and 1997 are derived from the audited Consolidated Financial Statements of the Company which are included elsewhere in this Prospectus and are qualified by reference to such Consolidated Financial Statements and the related Notes thereto. The consolidated statement of operations data for the three months ended March 31, 1997 and 1998 and the consolidated balance sheet data as of March 31, 1998 are derived from unaudited Consolidated Financial Statements included elsewhere in this Prospectus. The selected consolidated statement of operations data for the years ended December 31, 1993 and 1994 and the selected consolidated balance sheet data as of December 31, 1993, 1994 and 1995 are derived from audited Consolidated Financial Statements which are not included herein. The unaudited Consolidated Financial Statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's consolidated financial position and the consolidated results of its operations for those periods. Results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year or for any future period. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                                      THREE MONTHS
                                YEARS ENDED DECEMBER 31,             ENDED MARCH 31,
                         ------------------------------------------  ----------------
                          1993    1994     1995     1996     1997     1997     1998
                         ------  -------  -------  -------  -------  -------  -------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues................ $2,026  $ 2,155  $ 1,005  $ 2,647  $ 6,014  $   950  $ 2,714
Cost of revenues........    565      752      404      810    1,232      242      694
                         ------  -------  -------  -------  -------  -------  -------
Gross profit............  1,461    1,403      601    1,837    4,782      708    2,020
Operating expenses:
  Sales and marketing...    145      943    1,892    2,339    3,507      652    1,164
  Research and
   development..........    620      975    1,520    1,415    1,601      370      440
  General and
   administrative.......  1,199    1,609    2,709    4,553    7,836    1,932    1,989
                         ------  -------  -------  -------  -------  -------  -------
    Total operating
     expenses...........  1,964    3,527    6,121    8,307   12,944    2,954    3,593
                         ------  -------  -------  -------  -------  -------  -------
Loss from operations....   (503)  (2,124)  (5,520)  (6,470)  (8,162)  (2,246)  (1,573)
Net interest income
 (expense)..............      5       52       26       60      125       23     (196)
Other income (expense)..    (23)      23      --       --       --       --       125
                         ------  -------  -------  -------  -------  -------  -------
Net loss................ $ (521) $(2,049) $(5,494) $(6,410) $(8,037) $(2,223) $(1,644)
                         ======  =======  =======  =======  =======  =======  =======
Pro forma net loss per
 share (1)(2)...........                                    $ (0.92)          $ (0.19)
                                                            =======           =======
Pro forma weighted
 average shares
 outstanding(1)(2)......                                      8,694             8,874
                                                            =======           =======

                                       DECEMBER 31,
                         --------------------------------------------  MARCH 31,
                          1993    1994     1995      1996      1997      1998
                         ------  -------  -------  --------  --------  ---------
                                             (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents, and
 marketable securities.. $1,323  $ 4,975  $   255  $  8,730  $ 10,197  $  8,844
Working capital.........    960    4,803   (1,487)    7,249     8,021     7,656
Total assets............  1,416    6,295    2,799    12,548    14,733    14,613
Deferred revenues.......    167      --       286     1,085     1,447     2,125
Redeemable preferred
 stock..................  1,463    8,146    8,798    25,066    37,234    37,896
  Total stockholders'
   equity (deficit).....   (437)  (2,657)  (8,791)  (16,601)  (26,750)  (28,460)

---------------------
(1) See Note 4 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.
(2) Pro forma to give effect to the Preferred Stock Conversion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Multex is a leading provider of online investment research and information services designed to meet the needs of institutional investors, investment banks, brokerage firms, corporations and individual investors. The Company's services enable timely online access to over 500,000 research reports and other investment information from more than 300 leading investment banks, brokerage firms and third-party research providers worldwide, including Merrill Lynch, Morgan Stanley Dean Witter and Goldman Sachs. More than 400,000 investors and financial professionals, including mutual funds managers, portfolio managers, institutional investors, brokers and their clients, have access to the Company's services. In addition to making its services available through its own Web sites, the Company has established a number of strategic distribution relationships to reach the institutional market, including relationships with ADP, Bloomberg, Bridge, Dow Jones and Reuters. To target the individual investor market, the Company recently entered into an agreement with America Online to serve as an anchor tenant on the AOL Personal Finance channel, and intends to launch the Multex Investor Network in 1998 to offer a wide range of research reports and other financial information to individual investors.

  The Company offers three main services: (i) MultexNET which was launched in June 1996; (ii) MultexEXPRESS which was launched in January 1997; and (iii) Multex Research-On-Demand which was launched in April 1997. MultexNET, typically offered as a one to three year subscription, allows entitled institutional investors to access full-text investment research reports on a real-time basis from leading investment banks, brokerage firms and other third-party research providers over the Internet or through other distribution channels. MultexEXPRESS, also provided pursuant to one to three year subscriptions, enables financial institutions to distribute their proprietary financial research, as well as other corporate documents, over the Internet, through intranets and other private networks. Multex Research-On-Demand gives institutional investors, corporations and individual investors the ability to access research reports on a pay-per-view basis from a majority of the contributors to MultexNET, over the Internet or through other distribution channels.

  Pricing of the Company's services is based on a number of factors. The subscription fee for MultexNET typically ranges from $3,540 to $25,000 per year based on the number of users within the subscribing organization. For MultexEXPRESS, the subscription fees vary based on the number of users, but typically average $100,000 annually per subscriber installation. Fees for information and research offered through Multex Research-On-Demand typically range from $10 to $150 per report, depending on the length and type of document.

  Revenues from subscriptions to MultexNET and MultexEXPRESS are recognized in equal installments over the term of the subscription. Revenues from Multex Research-On-Demand are recognized upon sale. Certain users of Multex Research-On-Demand pay a flat annual fee for the service, which entitles them to receive research and other reports at a discounted rate. Revenues from these users are recognized in equal installments over the term of the subscription. All costs associated with revenues from MultexNET, MultexEXPRESS and Multex Research-On-Demand are expensed as and when incurred. The Company pays distribution fees to its distributors and, with respect to Multex Research-On-Demand, royalties to the investment banks, brokerage firms or third-party research providers that authored the research.

  The Company has expanded its operations in recent years and has grown from 79 employees at December 31, 1996 to 120 employees at March 31, 1998. In January 1997, the Company opened its London office, and in February 1998, the Company engaged the services of an independent representative in Hong Kong. The Company expects to add additional personnel both in the United States and abroad as its operations expand. The Company currently expects to significantly increase its operating expenses both on an absolute basis and as a percentage of revenues in order to expand its sales and marketing operations, to continue to expand internationally and to continuously upgrade and enhance its services and technologies. As a result of these and other factors, there can be no assurance that the Company will not incur significant losses on a quarterly and annual basis for the foreseeable future.

  The Company has incurred significant losses since its inception, and as of March 31, 1998 had an accumulated deficit of $24.0 million. In addition, the Company has recorded cumulative deferred compensation of $1.2 million, which represents the difference between the exercise price and the fair market value of the Company's Common Stock at the date of grant for shares of Common Stock issuable upon the exercise of certain stock options granted to employees. Of the total deferred compensation amount, $64,000 was amortized during the three months ended March 31, 1998. The remaining deferred compensation amount is expected to be amortized over the remaining vesting periods of the related options. The Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that the results for any period should not be relied upon as an indication of future performance.

  Historically, a few of the Company's subscribers and distributors have accounted for a substantial majority of the Company's revenues. Specifically, for the year ended December 31, 1997, Bloomberg, Reuters, Merrill Lynch & Co. and Gruntal & Co. each individually accounted for 10% or more of the Company's consolidated revenues. The loss of any of these subscribers or distributors could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Concentration of Revenues" and Note 12 of Notes to the Consolidated Financial Statements.

  The Company was incorporated in April 1993. In October 1993, Multex Systems, Inc., a New York corporation, merged with and into Multex Publisher, Inc., a Delaware corporation, which subsequently changed its name to Multex Systems, Inc. From 1993 to June 1996, the Company was engaged in the development of software which is the underlying technology of MultexNET and provided software development services to ADP. Starting in September 1995, the Company generated revenues from the distribution of research reports and other information through Bloomberg.

RESULTS OF OPERATIONS

  The following table sets forth the consolidated statement of operations data for the periods indicated as a percentage of revenues:

                                     YEAR ENDED              THREE MONTHS
                                    DECEMBER 31,           ENDED MARCH 31,
                                ------------------------   ------------------
                                 1995     1996     1997      1997      1998
                                ------   ------   ------   --------   -------
Revenues.......................  100.0%   100.0%   100.0%     100.0%    100.0%
Cost of revenues...............   40.2     30.6     20.5       25.5      25.6
                                ------   ------   ------   --------   -------
Gross profit...................   59.8     69.4     79.5       74.5      74.4
Operating expenses:
  Sales and marketing..........  188.4     88.4     58.3       68.7      42.9
  Research and development.....  151.3     53.5     26.6       38.9      16.2
  General and administrative...  269.7    172.0    130.3      203.3      73.3
                                ------   ------   ------   --------   -------
  Total operating expenses.....  609.4    313.9    215.2      310.9     132.4
                                ------   ------   ------   --------   -------
Loss from operations........... (549.6)% (244.5)% (135.7)%   (236.4)%   (58.0)%
Net interest income (expense)..    2.7      2.3      2.1        2.5      (7.2)
Other income...................    --       --       --         --        4.6
                                ------   ------   ------   --------   -------
Net loss....................... (546.9)% (242.2)% (133.6)%   (233.9)%   (60.6)%
                                ======   ======   ======   ========   =======

THREE MONTHS ENDED MARCH 31, 1998 AND 1997

  Revenues

  The Company's revenues consist of subscription fees for MultexNET and MultexExpress, and sales of investment research on a pay-per-view basis through Multex Research-On-Demand. Multex also provides professional services to select MultexEXPRESS clients, including software development, customization and integration services. These services are typically billed to clients on a time and material basis. On occasion, as a service to its clients, the Company has acquired equipment for resale. To date, the Company has not derived significant revenues from its international operations.

  Total revenues increased 185.7% to $2.7 million for the three months ended March 31, 1998 from $950,000 for the three months ended March 31, 1997. The increase was due to increased demand for MultexNET and MultexEXPRESS, price increases for MultexNET and the introduction of Multex Research-On-Demand in April 1997.

  Cost of Revenues

  Cost of revenues consists primarily of fees payable to distributors of MultexNET and Multex Research-On-Demand, royalties payable to the providers of investment research offered through Multex Research-On-Demand, purchases of equipment for resale and telecommunications costs.

  Cost of revenues increased 186.8% to $694,000 for the three months ended March 31, 1998 compared to $242,000 for the three months ended March 31, 1997. As a percentage of revenues, cost of revenues were 25.6% and 25.5% for the three months ended March 31, 1998 and 1997, respectively. The increase in dollar terms was primarily due to royalty and distribution fee payments as a result of the introduction of Multex Research-On-Demand in April 1997 and additional telecommunication charges resulting from increased sales of subscriptions for MultexNET and MultexEXPRESS. The Company did not incur any royalty and distribution expense in the three months ended March 31, 1997 related to Multex Research-On-Demand, which service had not yet been launched. While the gross margin for the three months ended March 31, 1998 remained flat as compared to the gross margin for the same period in 1997, the Company achieved higher margins on the sale of its services due to raising the prices of its services and improved operating efficiencies, which was offset by the lower margins associated with equipment resales.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, advertising, public relations, tradeshow expenses, and costs of marketing materials. Sales and marketing expenses increased 78.3% to $1.2 million for the three months ended March 31, 1998 compared to $652,000 for the three months ended March 31, 1997. As a percentage of revenues, sales and marketing expenses decreased to 42.9% from 68.7% for the three months ended March 31, 1998 and 1997, respectively. The increase in dollar terms was due primarily to an expansion of the sales force and increased marketing activities. The Company expects sales and marketing expenses to increase significantly as the Company introduces the Multex Investor Network, increases brand awareness, hires additional sales and marketing personnel and expands internationally.

  Research and Development. Research and development expenses consist primarily of salaries and benefits. Research and development expenses increased 19.0% to $440,000 for the three months ended March 31, 1998 compared to $370,000 for the three months ended March 31, 1997. As a percentage of revenues, research and development expenses decreased to 16.2% from 38.9% for the three months ended March 31, 1998 and 1997, respectively. The increase in research and development expenses in dollar terms was primarily due to an increase in the number of developers hired by the Company and salary increases. The Company believes that continued investment in product development is critical to attaining its strategic objectives and, as a result, expects research and development expenses to increase significantly in future periods.

  General and Administrative. General and administrative expenses consist primarily of salaries and benefits, fees for professional services and facility expenses, including depreciation of assets. General and administrative expenses increased 3.0% to $2.0 million for the three months ended March 31, 1998 compared to $1.9 million for the three months ended March 31, 1997. As a percentage of revenues, general and administrative expenses decreased to 73.3% from 203.3% for the three months ended March 31, 1998 and 1997, respectively. The increase in general and administrative expenses in dollar terms was primarily due to increased personnel, professional service fees and facility expenses necessary to support the Company's domestic and international growth. The Company expects general and administrative expenses to increase in future periods as the Company hires additional personnel and incurs additional costs related to the growth of its business and its operations as a public company.

  Loss from Operations

  For the foregoing reasons, loss from operations decreased 30.0% to $1.6 million for the three months ended March 31, 1998 as compared to $2.2 million for the three months ended March 31, 1997. As a percentage of revenues, loss from operations was (58.0)% and (236.4)% for the three months ended March 31, 1998 and 1997, respectively.

  Interest Income (Expense) and Other Income

  Net interest expense was $196,000 for the three months ended March 31, 1998 as compared to net interest income of $24,000 for the three months ended March 31, 1997. The increase in net interest expense was due principally to interest payable upon the early repayment of loans used to acquire equipment which amounted to $265,000.

  Other income was $125,000 for the three months ended March 31, 1998 as compared to none for the three months ended March 31, 1997. Other income consists of the gain on sale of fixed assets, primarily computer equipment.

YEARS ENDED DECEMBER 31, 1997 AND 1996 AND 1995

  Revenues

  Total revenues increased 127.2% to $6.0 million in 1997 from $2.6 million in 1996, and increased 163.5% in 1996 from $1.0 million in 1995. The increase in revenues in 1997 was primarily due to increased demand for MultexNET, and the introduction of MultexEXPRESS and Multex Research-On-Demand. The increase in revenues in 1996 was due to increased revenues from the Company's services on Bloomberg and the introduction and increasing demand for MultexNET, which was made available over the Internet in June 1996.

  Cost of Revenues

  Cost of revenues increased 52.2% to $1.2 million in 1997 from $809,000 in 1996, and increased 100.6% in 1996 from $403,000 in 1995. As a percentage of revenues, cost of revenues decreased to 20.5% in 1997 from 30.6% and 40.2% in 1996 and 1995, respectively. The increase in cost of revenues in dollar terms in each period was primarily due to increased distributor fees relating to MultexNET, increased royalty and distribution fee payments as a result of the introduction of Multex Research-On-Demand in April 1997 and additional telecommunication charges resulting from increased sales of subscriptions for MultexNET and MultexEXPRESS. Cost of revenues as a percentage of revenues has decreased as the Company has been able to raise the prices of its services and improve operating efficiencies. The Company has also reduced the proportion of its revenues resulting from equipment resales, which have significantly lower margins as compared to revenues generated by the Company's services.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased 49.9% to $3.5 million in 1997 from $2.3 million in 1996, and increased 23.6% in 1996 from $1.9 million in 1995. As a percentage of revenues, sales and marketing expenses decreased to 58.3% in 1997 from 88.4% and 188.4% in 1996 and 1995, respectively. The increase in sales and marketing expenses in dollar terms in each period was due to an expansion of the Company's sales force and increased marketing activities.

  Research and Development. Research and development expenses increased to $1.6 million in 1997 from $1.4 million in 1996, and increased from $1.5 million in 1995, representing an increase of 13.1% and a decrease of 6.9%, respectively. As a percentage of revenues, research and development expenses decreased to 26.6% in 1997 from 53.5% and 151.3% in 1996 and 1995, respectively. The increase in research and development expenses in dollar terms was due to an increase in the numbers of developers employed by the Company and salary increases.

  General and Administrative. General and administrative expenses increased 72.1% to $7.8 million in 1997 from $4.6 million in 1996, and increased 68.0% in 1996 from $2.7 million in 1995. As a percentage of revenues, general and administrative expenses decreased to 130.3% in 1997 from 172.0% and 269.7% in 1996 and 1995, respectively. The increase in general and administrative expenses in dollar terms in each period was primarily due to increased personnel, professional service fees and facility expenses necessary to support the Company's domestic and international growth.

  Loss from Operations

  For the foregoing reasons, loss from operations increased 26.2% to $8.2 million in 1997 from $6.5 million for 1996 and 17.2% in 1996 from $5.5 million in 1995. As a percentage of revenues, loss from operations was (135.7)%, (244.5)% and (549.6)% for 1997, 1996 and 1995, respectively.

  Interest Income (Expense) and Other Income

  Net interest income increased 108.7% to $125,000 for 1997 from $60,000 in 1996 and increased 124.9% in 1996 from $26,000 in 1995. The increase in net interest income was due principally to an increase in the amount of cash available for investment purposes.

INCOME TAXES

  At December 31, 1997, the Company had net operating loss carryforwards of approximately $18,600,000 and research and development credits of approximately $500,000 for income tax purposes that expire in 2008 through 2012. The utilization of approximately $15,600,000 and $400,000 of such loss carryforwards and credits, respectively, are subject to an annual limitations of approximately $1,900,000, pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

SELECTED UNAUDITED QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly statement of operations data for each of the five quarters ended March 31, 1998. In the opinion of management, the unaudited financial results include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's consolidated results of operations for those periods. The consolidated quarterly data should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                          THREE MONTHS ENDED
                             ----------------------------------------------------
                             MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,
                               1997       1997       1997       1997       1998
                             --------   --------   ---------  --------   --------
                                            (IN THOUSANDS)
Revenues.................... $   950    $ 1,212     $ 1,404   $ 2,448    $ 2,714
Cost of revenues............     242        284         303       403        694
                             -------    -------     -------   -------    -------
Gross profit................     708        928       1,101     2,045      2,020
Operating expenses:
  Sales and marketing.......     652        943         733     1,179      1,164
  Research and development..     370        393         424       414        440
  General and
   administrative...........   1,932      1,849       1,875     2,180      1,989
                             -------    -------     -------   -------    -------
    Total operating
     expenses...............   2,954      3,185       3,032     3,773      3,593
                             -------    -------     -------   -------    -------
Loss from operations........  (2,246)    (2,257)     (1,931)   (1,728)    (1,573)
Net interest income
 (expense)..................      23         (5)         40        67       (196)
Other income................     --         --          --        --         125
                             -------    -------     -------   -------    -------
Net loss.................... $(2,223)   $(2,262)    $(1,891)  $(1,661)   $(1,644)
                             =======    =======     =======   =======    =======
                                     PERCENTAGE OF TOTAL REVENUES
                             ----------------------------------------------------
Revenues....................   100.0 %    100.0 %     100.0 %   100.0 %    100.0 %
Cost of revenues............    25.5       23.4        21.6      16.5       25.6
                             -------    -------     -------   -------    -------
Gross profit................    74.5       76.6        78.4      83.5       74.4
Operating expenses:
  Sales and marketing.......    68.7       77.8        52.2      48.2       42.9
  Research and development..    38.9       32.4        30.2      16.9       16.2
  General and
   administrative...........   203.3      152.6       133.5      89.1       73.3
                             -------    -------     -------   -------    -------
    Total operating
     expenses...............   310.9      262.8       215.9     154.2      132.4
                             -------    -------     -------   -------    -------
Loss from operations........  (236.4)%   (186.2)%    (137.5)%   (70.7)%    (58.0)%
Net interest income
 (expense)..................     2.5       (0.4)        2.8       2.7       (7.2)
Other income................     --         --          --        --         4.6
                             -------    -------     -------   -------    -------
Net loss....................  (233.9)%   (186.6)%    (134.7)%   (68.0)%    (60.6)%
                             =======    =======     =======   =======    =======

  The Company's revenues have increased in all quarters presented as a result of increased acceptance of MultexNET, which was launched in June 1996, MultexEXPRESS, which was launched in January 1997, and increased purchases of the Multex Research-On-Demand service, which was launched in April 1997. The Company's gross profit has generally increased during the quarters presented due to price increases and improved operating efficiencies. Operating expenses have increased in dollar terms during the quarters presented. Sales and marketing expenses have increased in dollar terms as a result of increased personnel and increased marketing, advertising and promotional activity. Research and development expenses increased in dollar terms as a result of expanded technological development efforts to support the launch of new services and to enhance the features and functionality of its services.

  The Company's quarterly revenues, margins and results of operations have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future. Causes of such fluctuations have included and may include, among other factors, demand for the Company's services, the size and timing of both new and renewal subscriptions, the number, timing and significance of new services introduced by the Company and its competitors, the ability of the Company to develop, market and introduce new and enhanced services on a timely basis, the level of service and price competition, changes in operating expenses, changes in the mix of services offered, changes in the Company's sales incentive strategy, sharp declines in the volume or price levels of securities transactions and general economic factors. Any one or more of these factors could have a material adverse effect on the Company's business, results of operation and financial condition, and makes the prediction of results of operations on a quarterly basis unreliable. See "Risk Factors--Significant Fluctuations in Quarterly Results of Operations."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations primarily through the sale of equity securities. The Company has received an aggregate of $32.7 million in net proceeds from the sale of four series of Preferred Stock. At March 31, 1998, the Company had $3.9 million of cash and cash equivalents and $4.9 million of marketable securities. The Company's principal commitments consisted of obligations under operating leases.

  Net cash used in operating activities was $7.1 million, $5.5 million and $4.6 million for the years ended December 31, 1997, 1996 and 1995, respectively, and $1.3 million and $2.1 million for the three months ended March 31, 1998 and 1997, respectively. The principal use of cash for all periods was to fund the Company's losses from operations.

  Net cash used in investing activities was $945,000, $9.2 million and $905,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash provided by investing activities was $2.8 million and $1.7 million for the three months ended March 31, 1998 and 1997, respectively. Cash used in investing activities was primarily related to purchases of property, equipment and marketable securities and cash provided by investing activities was primarily related to the sale of marketable securities. In 1996, the Company purchased marketable securities following one of its Preferred Stock financings pending use of those funds.

  Net cash provided by financing activities was $9.7 million, $15.4 million and $771,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $12,000 for the three months ended March 31, 1997. For the three months ended March 31, 1998, the Company used $168,000 in financing activities. Net cash provided by financing activities primarily consisted of net proceeds from the sale of equity securities and borrowings under bank lines of credit, which were offset in part by repayments of bank debt and lease obligations.

  Although the Company has no material commitments for capital expenditures, management anticipates that it will experience a substantial increase in its capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel, including the implementation of an off-site backup computer system and certain capital expenditures associated with expanding the Company's facilities. The Company currently anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of the Company's cash resources. The Company believes that the net proceeds of the offering, together with its existing cash, cash equivalents and marketable securities, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures at least through the end of 1999.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such Year 2000 requirements. While significant uncertainty exists concerning the potential effects associated with such compliance, the Company does not believe that year 2000 compliance will result in a material adverse effect on its business, results of operations or financial condition.

  The Company and its customers may be affected by Year 2000 issues. Specifically, even if the Company's services are Year 2000 compliant, the software and hardware products used by subscribers or customers of the Company's services may not be Year 2000 compliant, thereby disrupting the ability of the Company's customers to use the Company's services. Furthermore, if subscribers or customers are unable to view research reports and other financial information distributed by the Company because of Year 2000 compliance problems, there can be no assurance that such parties will not commence litigation against the Company for such an electronic distribution failure. See "Risk Factors--Year 2000 Compliance."

RECENT ACCOUNTING PRONOUNCEMENTS

  See Note 1 to Notes to Consolidated Financial Statements for recently adopted and recently issued accounting standards.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

  Multex is a leading provider of online investment research and information services designed to meet the needs of institutional investors, investment banks, brokerage firms, corporations and individual investors. The Company's services enable timely online access to over 500,000 research reports and other investment information from more than 300 leading investment banks, brokerage firms and third-party research providers worldwide, including Merrill Lynch, Morgan Stanley Dean Witter and Goldman Sachs. More than 400,000 investors and financial professionals, including mutual funds managers, portfolio managers, institutional investors, brokers and their clients, have access to the Company's services. In addition to making its services available through its own Web sites, the Company has established a number of strategic distribution relationships to reach the institutional market, including relationships with ADP, Bloomberg, Bridge, Dow Jones and Reuters. To target the individual investor market, the Company recently entered into an agreement with AOL to serve as an anchor tenant on the AOL Personal Finance channel, and intends to launch the Multex Investor Network in 1998 to offer a wide range of research reports and other financial information to individual investors.

INDUSTRY OVERVIEW

  In recent years, there has been substantial growth in the ownership of equity and fixed income securities worldwide. According to the Investment Company Institute, total financial assets of U.S. households were $14.0 trillion at the end of 1995, and are expected to grow to over $22.5 trillion by the year 2000. These assets are invested in, among other things, over 8,500 publicly traded companies in the United States, including over 2,900 companies that have completed initial public offerings in the last five years, and thousands more internationally. The growth in financial assets has resulted from a number of factors, including an increase in the number of mutual funds and increased cash in-flows into those mutual funds, households allocating more of their assets to equity investments, sustained high returns in the equity markets over a number of years, and lower trading costs as a result of regulatory changes and improved technologies. These also have resulted in an increased use of online trading and the increased acceptance of electronic transmission of data and other information. The proliferation in equity ownership and associated trading activity has created a need for more investment research and market information on the part of investors who seek higher returns on their portfolios.

  Investment research is one of the primary tools mutual fund managers, portfolio managers and other institutional investors use to assist them in deciding whether to invest in a company or industry and when to buy and sell a particular security. Investment banks and brokerage firms, as the primary providers of investment research, have invested billions of dollars developing their research capabilities, which they use to build their brand name recognition, enhance customer loyalty and generate investment banking and trading revenues. Many of these firms are expanding the breadth and scope of their research by hiring additional analysts and increasing the number of companies and industries covered by their research and providing research on international markets. As the industry becomes more competitive, investment banks and brokerage firms want to distribute their research in the fastest and most efficient manner possible in order to meet increasing investor demand for better access to investment research and market information.

  Institutional investors are increasingly demanding access to investment research and other market information--such as SEC reports, business and financial news, stock quotes, stock price graphs and annual reports--on a "real-time" basis. These investors are also seeking ways to quickly find and retrieve relevant research and market information online. They are also demanding faster, more efficient and cost-effective access to other industry and corporate information, as well as better methods to filter and organize the information they receive from various sources. In addition, large users of investment research and other financial information also include investment banks and brokerage firms, which utilize their proprietary research and other corporate documents, as well as research purchased from other sources, to support their own banking, sales, trading and marketing functions. These firms seek to quickly and efficiently distribute research and other documents to their investment bankers, brokers and traders in geographically dispersed locations.

  Individual investors are also increasingly demanding investment research and other market information to support their investing activities. Many individual investors currently do not have timely access to investment research to satisfy their needs. The ability to offer investment research to customers is increasingly becoming a competitive advantage and a key differentiator for full service brokerage firms seeking to compete with discount and online brokerage firms. In addition, personnel within corporations, such as corporate executives, investor relations departments and strategic planning departments, as well as professional service firms, such as legal, accounting and consulting firms, require access to investment research from investment banks, brokerage firms and other third-party providers. With the cost of personal computers and Internet access continuing to decline, individual investors and corporate users are increasingly using the Internet as a source of investment information.

  Investment research traditionally has been mailed to institutional investors, which results in a delay in the receipt of the research and printing, duplicating and mailing costs. In order to distribute research reports on a more timely basis, some reports are increasingly being sent by facsimile transmission to investors. However, these conventional distribution methods do not allow investment banks or brokerage firms to control which investors access and view their research. Moreover, large institutional investors often receive hundreds of paper reports, totaling thousands of pages, each week. These paper-based reports must be manually sorted, distributed, stored, reviewed and prioritized, which can be time consuming and expensive.

  In response to the shortcomings of the traditional research distribution methods, investment banks and brokerage firms have tried new distribution methods, including e-mail and distribution through their Web sites, with only limited success. Distribution by e-mail requires the recipient to open and view the e-mail to determine if it is useful and is difficult to differentiate from the other e-mail messages received by the investor. Also, e-mail messages cannot be searched on a full-text basis and are not easily archived or retrieved by others. Web-site distribution by investment banks and brokerage firms requires the investor to visit and search numerous Web sites that provide research, which is time-consuming and inefficient. Institutional investors need a real-time, commingled source for their investment research needs. Investment banks and brokerage firms need a solution to their internal and client investment research distribution needs. Individual investors need access to research from investment banks, brokerage firms and other third-party providers.

THE MULTEX SOLUTION

  Multex is a leading provider of online investment research services designed to meet the needs of institutional investors, investment banks, brokerage firms, corporations and individual investors. The Company's services provide users with online access to a wide range of research and other investment information from leading investment banks, brokerage firms and third-party research providers worldwide, including Merrill Lynch, Morgan Stanley Dean Witter and Goldman Sachs. The Company's Internet-based technology solution ensures timely receipt of information for critical investment decisions and enables research providers to target their research more efficiently. At the same time, recipients of the information can use the Company's proprietary search tools to locate and retrieve the desired information, saving the time and expense of manually searching through printed reports. Online availability also eliminates costs otherwise incurred in printing, mailing, sorting and filing printed reports. Finally, Multex enables research and information providers to market more efficiently, not only by reaching their target customers more effectively, but also by providing feedback regarding their access and usage patterns. The Company's services provide the following key benefits:

  Extensive Research Database. Multex provides entitled investors access to an online database of more than 500,000 research reports from more than 300 leading investment banks, brokerage firms and third-party research providers. More than 400,000 investors and financial professionals, including mutual fund managers, portfolio managers, institutional investors, brokers and their clients, have access to the Company's services. The Company typically adds reports to its database at the rate of more than 10,000 new reports each week. Multex also provides more than 200,000 recently published research reports from more than 200 leading contributors to buy-side professionals, corporate executives, investor relations specialists and individual investors electronic access on a pay-per-view basis. Research reports in the Multex database include all text, charts, graphs, tables, color and document formatting contained in the original report. For certain customers, Multex also provides access to delayed stock quotes through Quote.com and real-time Securities and Exchange Commission filings through EDGAR Online as part of their subscription.

  Efficient, Cost-Effective Research Distribution. Multex enables investment banks, brokerage firms and third-party research providers to electronically distribute their research reports to their brokers, bankers and traders and their customers via the Internet or intranets on a real-time basis. Through services offered by Multex, research can be distributed to multiple locations simultaneously. By using such services, research providers can target investors worldwide, monitor investor requests for research reports and determine who has accessed their reports. As services offered by Multex are distributed over the Internet or intranets, research providers save printing and mailing costs and can more easily target their research to their customers. The Company's services are password protected and research included in the Multex database can be accessed only by authorized users.

  Comprehensive Search Capabilities. Multex has incorporated extensive search capabilities into its services, thereby enabling users to rapidly and easily locate relevant commingled research from hundreds of sources and to reduce the costs of indexing, organizing and distributing research reports. Users can search for a particular research report by a number of criteria, including company name, industry, ticker symbol or analyst. Additionally, users can search on a full text basis for words or phrases. Multex also enables customers to create searchable, customized research profiles and portfolios, to further facilitate document location and retrieval.

  Ease and Efficiency of Use. The Company's services are designed to facilitate the electronic contribution and online distribution of investment research. The Company's proprietary software allows sell-side research departments and third-party information providers to easily contribute research reports, financial models, graphic presentations and other documents in real-time directly to the Multex database. Research and information providers can use existing word processing and desktop publishing software, such as Microsoft Word, Excel, PowerPoint, WordPerfect, and HTML and multimedia creation software, and are not required to modify their method of document creation. For users accessing research, the Company's proprietary technology incorporates a graphical user interface and provides access through leading browser technologies to simplify finding, retrieving, viewing and printing research reports.

STRATEGY

  The Company's objective is to be the leading online investment research network for the financial and investment community. The Company uses leading Internet technologies to provide a unique, integrated platform for the efficient distribution of investment research and financial information worldwide. The following are the key elements of the Company's strategy:

  Provide Extensive Investment Research and Information. The Company intends to continue to leverage its success as an investment research and information source for institutional investors. The Company continuously targets leading investment banks and brokerage firms in an effort to add their research to the Multex research database. The Company's database is growing rapidly and the Company adds approximately 10,000 new research reports to its database each week. By establishing relationships with other third-party providers of investment and financial information, including EDGAR Online, Jupiter Communications,

Standard & Poor's, ValueLine, The Yankee Group and others, Multex offers extensive third-party investment research and information. The Company, through RDG-Multex, Inc., its majority-owned subsidiary ("RDG-Multex"), is also developing the ability to provide proprietary earnings estimates and related financial reports. Multex believes that by continually incorporating additional sources of investment and financial information into its database, the Company will be positioned to become the premier source of high-value investment information.

  Expand Distribution Channels. The Company employs a broad array of distribution channels for its services and is continuously identifying and developing new channels. For the institutional investor market, Multex has entered into agreements with leading distributors of financial information, including ADP, Bloomberg, Bridge, Dow Jones and Reuters. In order to enhance the distribution of investment research to individual investors, Multex has also recently entered into an agreement with America Online to be an anchor tenant on the investment research area within the AOL Personal Finance channel and has also entered into agreements to distribute Multex services with a number of leading Internet-based financial Web sites and distributors, including CNNfn, Data Broadcasting Corporation (which includes CBS MarketWatch) and Disclosure.

  Increase Multex Brand Awareness. Multex believes that increasing the brand name awareness of the Company and its services in the financial community will contribute to its success. Multex has successfully built a brand name among institutional investors and research providers and is targeting its marketing efforts to expand the recognition of its corporate and service names through advertising, direct mail, trade shows, seminars and conferences as well as joint marketing initiatives with information providers and distributors. Multex seeks to incorporate its branded logo on each Web site that utilizes its technology to increase awareness of Multex and its services. To address the individual investor market, the Company intends to capitalize on its arrangement with America Online and intends to develop links to the Multex Investor Network from other leading personal finance Web sites. In addition, the Company has recently launched MX Investor Magazine, an online investment magazine, which will be available on the Multex Investor Network and is designed to attract individual investors to the Company's Web sites and increase brand awareness of the Company's services.

  Extend Global Presence. To provide U.S. and foreign investors with access to investment research prepared by leading investment banks and brokerage firms throughout the world, the Company targets international contributors and subscribers from its headquarters in New York, from an office in London and through an independent representative in Hong Kong. The Company intends to open offices in other leading financial centers. The Company believes that institutional investors in Europe, the Pacific Rim and numerous emerging markets require access to high quality online investment research and information. Since many investors are investing in markets throughout the world, they also require research and information from investment banks and brokerage firms in local markets. In addition, many investment banks and brokerage firms in U.S. and foreign markets are seeking to distribute their research worldwide.

  Maintain Technology Leadership. Multex intends to continuously develop and incorporate new technologies to enhance its services. The Company intends to maintain its leadership position by continuing to enhance its technology through investment in research and development activities, use of new Internet, intranet and extranet technologies and integration of each of its services. In particular, the Company is extending the available document formats to support spreadsheets, presentation applications, HTML-based pages, URL references, and audio and video files. The Company is also developing integrated and directed user alerts and e-mail and fax capabilities. Using its technological capabilities and expertise, the Company focuses on enhancing its scalable and open architecture.

  Focus on Multiple Revenue Opportunities. The Company is pursuing multiple revenue opportunities for future growth with a particular focus on establishing a recurring revenue stream from subscriptions. The Company believes that subscriptions, professional service fees, pay-per-view transactions and advertising represent key opportunities. By expanding the number of research providers and the amount and formats of information available, the Company believes that it may be able to generate additional revenue from these enhanced services. In addition, the Company believes that by targeting individual investors and corporations, the Company may be able to increase the pay-per-view revenues from Multex Research-On-Demand and the Multex Investor Network services. The Company also expects to generate advertising revenue from the Multex Investor Network and its other Web sites.

SERVICES

  The following table sets forth certain information concerning the Company's principal service offerings:

                           MULTEX SERVICE OFFERINGS

    Name of                                                                      Number          Revenue
    Service              Description                  Target Market             of Users          Model
----------------  ------------------------- --------------------------------- ------------ -------------------
MultexNET         Access to real-time       Buyside institutions                15,000+    Annual subscription
                  commingled research       and corporations
MultexEXPRESS     Real-time distribution of Sellside investment                 350,000+   Annual subscription
                  proprietary research and  banks and brokerage firms
                  other information
Multex Research-  Access to commingled      Commercial and investment banks,  Available on    Pay-per-view
 On-Demand        research on a delayed     corporations, financial advisors, the Internet
                  basis                     professional services firms and
                                            individual investors

  MULTEXNET

  MultexNET enables subscribers to access on a real-time basis over the Internet commingled full-text investment research reports supplied by leading investment banks, brokerage firms and third-party research providers. Typical subscribers include mutual fund managers, other portfolio managers, institutional investors, research analysts and other financial services professionals. Subscribers to MultexNET are offered advanced searching and filtering capabilities, and the ability to retrieve investment research reports over the Internet. The Company's proprietary software enables it to distribute a particular research or other financial report only to those users who have been authorized or entitled to access such report by the firm that authored the report. MultexNET enables research and other information providers to monitor requests for their research reports and determine who has accessed and viewed the report. Subscribers whose subscription does not entitle them to access particular embargoed research and third-party research information may be able to access such reports through Multex Research-On-Demand on a pay-per-view basis after the embargo period (typically 15 days) has ended.

  Features of MultexNET include real-time access to high-quality multimedia and rich text research reports, the ability to utilize advanced searching features which permit searches by company name, ticker symbol, brokerage firm, analyst, industry/subject codes and date, the ability to create and modify customized portfolios and profiles in order to ensure the delivery of updated research information about those companies in a particular user's portfolio or profile, and easy-to-use document viewing, printing, faxing, and e-mail options. The Company also provides access to delayed stock quotes through Quote.com and real-time filings with the Securities and Exchange Commission filings through EDGAR Online as part of the MultexNET subscription. In addition, features currently under development will enable subscribers to arrange for automated fax and/or e-mail distribution of research reports to the subscriber's end-users.

  Research reports and other financial information available through MultexNET are stored on the Company's database servers and delivered over its Internet servers. MultexNET requires subscribers to have an Internet connection or a connection to an extranet maintained by Multex, Microsoft Internet Explorer or Netscape Navigator Web browsers, and the Adobe Acrobat viewer installed on their workstation, desktop or laptop computer.

  Subscriptions to MultexNET are generally priced at $3,540 to $25,000 annually, depending upon the number of "seats" or users who can access the service.

  MULTEXEXPRESS

  MultexEXPRESS enables investment banks, brokerage firms and other financial institutions to distribute proprietary financial research as well as internal corporate documents, forms, news and other proprietary content over the Internet or through intranets and other private networks. Using MultexEXPRESS, investment banks, brokerage firms and other financial institutions are able to reduce the cost of printing and distributing research reports and other internal information and can disseminate more timely information to their employees and customers. Like MultexNET, MultexEXPRESS offers the contributing firm the ability to identify which users are actually accessing research through the usage reporting system incorporated into MultexEXPRESS. MultexEXPRESS can be implemented as a unique Internet site or seamlessly integrated into a firm's existing online presence to target information to employees and key clients on a real-time basis. MultexEXPRESS is built on the same technology platform and provides users with the same core functionality found in MultexNET. MultexEXPRESS also offers additional features and integration options targeted to the internal distribution needs of investment banks, brokerage firms and other financial institutions.

  MultexEXPRESS has been installed at 24 leading investment banking and brokerage firms, with more than 350,000 users, at March 31, 1998.
MultexEXPRESS is generally contracted for a one to three year period at a fixed rate dependent upon the scale of the enterprise-wide solution offered to the customer. Currently, the average price is approximately $100,000 for each year of the contract.

  MULTEX RESEARCH-ON-DEMAND

  Multex Research-On-Demand gives libraries, corporations, financial advisors, pension funds, banks, insurance companies, other professional service firms, as well as institutional and individual investors, the ability to access certain research reports and other information from a majority of the MultexNET research providers. Each report can be purchased on a pay-per-view basis after an embargo period during which the research providers make the report available on a proprietary basis only to their own customers. A growing subset of the content in the Multex database, 40% as of April 30, 1998, is available on Multex Research-On-Demand. This service is available either on a stand-alone basis, through strategic distribution channels or as a part of MultexNET, MultexEXPRESS or Multex Investor Network. While the majority of the reports available on Multex Research-On-Demand relate to U.S. equities and investment opportunities, the Company is adding information relating to foreign equities and investment opportunities.

  Multex Research-On-Demand customers can purchase and download the research reports to their own computer using advanced searching and filtering technology that locates documents by symbol, industry, brokerage firm, full-text words and phrases, or user-defined portfolios and profiles. Users can receive e-mail alerts throughout the day, which may be keyed to their portfolios or other user-provided specifications. The financial research reports available to Multex Research-On-Demand customers include both those relating to a particular company and those relating to an industry as a whole. Research from independent research providers (such as Jupiter Communications, Standard & Poor's and The Yankee Group) is also available for purchase. An online purchase history provides a specific list of all of the reports purchased by an individual user.

  Prices per document available through Multex Research-On-Demand generally range from $10 to $150, based on the length and type of document. The pay-per-view fees are generally shared between the investment bank, brokerage firm or third-party research provider that supplied the original research report, the distributor through which the purchase was initiated, if any, and the Company. There is no registration or subscription fee for use of this service. Certain users have purchased an annual subscription which enables them to purchase individual research reports at a discounted price. The Company is also adding analysis from leading third-party advisory services, some of which offer single reports at prices in excess of $1,000 per report.

  OTHER SERVICES

  The Company, through RDG-Multex, maintains an earnings estimate database which is resold through various distributors and offers its proprietary earnings estimates and related financial reports. These reports, which combine information from the Company's earnings estimates database with other fundamental data obtained from a variety of sources, are sold on a pay-per-view basis through Multex Research-On-Demand and may be offered in the future on a subscription basis.

  The Company recently began publishing MX Investor Magazine, an investment magazine available through the Company's home page on the Internet. Articles in MX Investor Magazine are either produced by an in-house publishing group or acquired from freelance journalists. The content is designed to offer an overview of market developments and a convenient point of reference for relevant recurring information, such as the timing and location of conferences and seminars.

  The Multex Investor Network is intended to target the individual investor market. Using the free content available from MX Investor Magazine, and offering reports for sale from investment banks, brokerage firms and third-party research providers through Multex Research-On-Demand, as well as reports from RDG-Multex, the Company intends to offer a wide range of services to the individual investor market. In addition to subscription fees for a premium version of MX Investor Magazine and pay-per-view fees from Multex Research-On-Demand, the Company intends to generate revenues from its individual investor services by selling advertising on the Multex Investor Network.

RESEARCH AND INFORMATION PROVIDERS

  The Company has dedicated substantial resources to develop relationships with an extensive range of domestic and international investment banks, brokerage firms and third-party research providers. The Company has a dedicated sales force which is continually recruiting research providers. The Company manages its relationship with each major research provider through account representatives.

  Currently, the Multex database consists of more than 500,000 research reports and is growing at the rate of more than 10,000 new reports each week. Research contributors include more than 300 leading investment banks, brokerage firms and third-party research providers. Set forth below is a representative list of the Company's research and information providers:

Selected North American Information Providers

ABN Amro Chicago Corporation               ING Barings                          Needham & Co.*
BancAmerica Robertson Stephens*            Interstate/Johnson Lane*             PaineWebber*
Brown Brothers Harriman*                   J.P. Morgan Securities               Piper Jaffray*
BT Alex. Brown*                            J.C. Bradford & Co. *                Prudential Securities
Chase Securities                           Janney Montgomery Scott*             Ragen McKenzie*
CIBC Oppenheimer*                          Jefferies & Co. *                    Raymond James & Associates*
Cowen & Co.*                               Keefe, Bruyette & Woods*             Robinson-Humphrey*
CS First Boston                            Legg Mason Wood Walker*              Salomon Smith Barney*
Dain Rauscher Wessels*                     Merrill Lynch                        SBC Warburg Dillon Read*
Goldman Sachs & Co.                        Morgan Keegan & Company*             Soundview Financial Group*
Gruntal & Co.*                             Morgan Stanley Dean Witter           UBS Securities
Hambrecht & Quist*                         NationsBanc Montgomery Securities    Volpe Brown Whelan


Selected International Information Providers

ABN Amro                                   Deutsche Morgan Grenfell             NatWest Markets
Alfred Berg                                Dresdner Kleinwort Benson            Nomura Securities
Auerbach Grayson*                          Fox American                         International+
Bankers Trust Australia Limited            Goldman Sachs International          PaineWebber International*
Caspian Securities                         HSBC James Capel                     Paribas
Cazenove & Co.                             Indosuez WI Carr                     Salomon Smith Barney*
Clarion Securities                         ING Barings                          Santander Investment Securities
Credit Lyonnais Securities Asia            JP Morgan Securities Ltd.            SBC Warburg Dillon Read
Credit Suisse First Boston                 Merrill Lynch International          SocGen Crosby Securities
Daiwa Institute of Research Ltd.*          Morgan Stanley International         Union Bank of Switzerland


Selected Third-Party Information Providers

CNBC/Dow Jones*             IPO Maven*                                          The Red Chip Review*
Company Guides*             Jupiter Communications*                             Value Line Mutual Fund Survey*
Disclosure*                 Renaissance Capital*                                Wall Street Transcript*
Instinet Research*          Standard & Poor's*                                  Yankee Group*

-------------------
*  Also provides research and information for Multex Research-On-Demand

CUSTOMERS

  The Company has dedicated substantial resources to developing relationships with an extensive range of buyside institutions, investment banks, brokerage firms, libraries, corporations, and other professional service firms. As a result, MultexNET is used at over 4,000 financial institutions and corporations, MultexEXPRESS is used by 24 of the world's leading brokerage firms, and thousands of users access Multex Research-On-Demand.

  Set forth below is a representative list of the Company's customers:

AIM Advisors                            Franklin Research and Development          Merrill Lynch Asset
Alliance Capital Management             Gabelli Asset Management                    Management
Arthur Andersen & Company               GE Capital                                 Morgan Stanley Asset
BancAmerica Robertson Stephens          Goldman Sachs & Co.                         Management
Barclays Global Investors               Gruntal & Co.                              Oppenheimer Funds
BT Alex. Brown                          Heidrick & Struggles                       PaineWebber
Conseco Inc.                            Hewlett-Packard                            Piper Jaffray
Cowen & Co.                             Invesco Asset Management                   T. Rowe Price
Dain Rauscher Wessels                   J.C. Bradford & Co.                        Ragen McKenzie
Delaware Management                     Jefferies & Co.                            Salomon Smith Barney
Dresdner/RCM Global Investors           John Hancock Advisors                       Asset Management
Ernst & Young                           Kleinwort Benson Investment                SBC Warburg Dillon Read
Fidelity Capital Markets                 Management                                Soundview Financial Group
Fleet Investment Advisors--             Legg Mason Wood Walker                     UBS Securities
  Equity Partners                       McKinsey & Co.                             Vanguard

STRATEGIC DISTRIBUTION RELATIONSHIPS

  The Company has established a number of strategic distribution relationships to provide marketing and additional distribution for its services, to build traffic on its Web site and to increase investor awareness of the Multex brand. These strategic relationships target one of two markets: institutional investors and individual investors.

  The Company has entered into certain agreements and strategic relationships with ADP, Bloomberg, Bridge and Reuters to assist the Company in marketing its services to institutional investors. In each case, the Company shares in revenues generated from sales to end-users through the strategic partners' distribution networks. The principal services distributed by these strategic partners are MultexNET, which is made available as a service through the partners' distribution network on similar terms to those available to subscribers to MultexNET over the Internet, and Multex Research-On-Demand.

  In order to enhance the distribution of investment research to the individual investor market, the Company has recently entered into an agreement with America Online. This agreement is for an initial two-year term and is automatically renewable unless either party give advance notice of its intention not to renew. Under its agreement with AOL, the Company has secured a position as an anchor tenant on the AOL Personal Finance channel as well as a programming presence on other screens within the AOL service, with links from those locations back to the Company's Web site.

  In addition to the strategic relationships described above, the Company has entered into agreements with numerous other distributors, including Big Charts, CBS Marketwatch, CNNfn, Data Broadcasting Corp., Disclosure, Edgar Online, Hoover's, PetroChemNet, Quote.com, StockPoint, WSRN and Ziff Davis Interactive Investor, to further attract traffic to the Multex Investor Network and the Company's other Web sites.

SALES AND MARKETING

  The Company sells its services through a sales and marketing organization, which consisted of an aggregate of 36 employees at March 31, 1998. The sales force is organized into geographic teams focused on sales of subscriptions to MultexNET, sales of the MultexEXPRESS service, and sales of Multex Research-On-Demand on a pay-per-view or subscription basis. The sales force develops sales presentations, demonstrates the Company's services, and manages the complete sales cycle. The Company currently has sales personnel in New York, Washington D.C. and London, as well as an independent representative in Hong Kong, who are responsible for specific geographic territories as well as named accounts and prospects around the world. The Company recently opened a sales office in San Francisco and plans to add additional sales personnel from time to time as necessary.

  In addition to its direct sales efforts, the Company's services are also sold over a growing number of third-party channels including Bloomberg, Reuters, Disclosure and others, which reach institutional and individual investors around the world. The Company believes that its presence on these channels also serves as a significant and continuous source of brand marketing for the Company and its services. See "--Strategic Distribution Relationships."

  To support its sales efforts, the Company employs a variety of methods to market and promote its services and the Multex brand name. These methods include direct mail, print advertisements, Internet advertisements, trade shows and conferences, and telemarketing. In addition, the Company's quarterly newsletter is designed to alert clients to new services and features and serve as a vehicle for furthering brand awareness. The Company also utilizes its Web site, which incorporates MX Investor Magazine, and which is continually updated with corporate and industry news, new information about the Company's services and other financial information, to provide links and other registration opportunities, all designed to create awareness, generate leads and sell services.

RESEARCH AND DEVELOPMENT

  The Company's future success will depend upon its ability to maintain and develop competitive technologies, to continue to enhance its current services and to develop and introduce new services in a timely and cost-effective manner that meet changing conditions such as evolving customer needs, new competitive service offerings, emerging industry standards, and changing technology. The Company has a dedicated research and development organization that develops new features and functionality for its existing services as well as the software that supports new services. The research and development team has expertise in network development and maintenance, Internet and intranet protocols, software development, database maintenance and development and a variety of programming tools and languages and operating systems. At March 31, 1998, Multex had 21 employees engaged in research and development. Research and development expenses were $1.4 million in 1996, $1.6 million in 1997 and $440,000 in the three months ended March 31, 1998. The Company anticipates making substantial expenditures on research and development in the future.

  The market for investment analysis software is characterized by rapidly changing technology, evolving industry standards in computer hardware, programming tools, programming languages, operating systems, database technology and information delivery systems, changes in customer requirements and frequent new product introductions and enhancements. There can be no assurance that the Company will be able to develop and market, on a timely basis, if at all, service enhancements or new services that respond to changing market conditions or that will be accepted by investors. Any failure by the Company to anticipate or to respond quickly to changing market conditions, or any significant delays in service development or introduction, could cause users to delay or decide against purchases of the Company's services and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Emerging Market for Electronic Investment Research."

CUSTOMER SERVICE AND NETWORK SUPPORT

  The Company is committed to providing a high level of service and support to its customers. As the Company's services are available to users 24 hours-a-day, 7 days-a-week, the Company's network support services are continuously available. Customer service is generally available weekdays from 8AM to 6PM (EST). Inquiries come in through the Company's Web sites and via e-mail and telephone. At March 31, 1998, Multex had 27 employees engaged in customer service and network support.

SYSTEM ARCHITECTURE AND TECHNOLOGY

  Multex believes that its system architecture and proprietary technology provides it with an important competitive advantage. Multex uses open standard components including Windows NT, Microsoft Internet Information Server, Microsoft SQL Server, and Fulcrum Server. The infrastructure of the Company's Production Site is built to provide continuous availability of service to the clients over Internet and intranet channels. All the critical components of the system are redundant, which allows continuous service in case of unexpected component failure, maintenance and upgrades. The Company's infrastructure is scalable, allowing Multex to quickly adjust to an expanding client base and a research information database.

  The Company's operations are dependent on its ability to maintain its computer and telecommunications systems in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Although the Company is currently in the planning stages of acquiring and implementing a redundant back-up, off-site computer system, this measure does not eliminate the significant risk to the Company's operations from a natural disaster or system failure at its principal site. In addition, any failure or delay in the timely transmission or receipt of feeds and computer downloads from its information providers, due to system failure of the information providers, the public network or other failures, could disrupt the Company's operations. See "Risk Factors--Risk of System Failure or Security Breach."

COMPETITION

  The market for the electronic distribution of investment research and related services is intensely competitive and such competition is expected to continue to increase. The Company believes that its ability to compete depends upon many factors within and beyond its control, including continuing relationships with leading providers of investment research, the timing and market acceptance of new services and enhancements to existing services developed by the Company and its competitors, ease of use, performance, price, reliability, customer service and support, and sales and marketing efforts. The Company's competitors vary in size and in the scope and breadth of services offered. Further, the Company encounters direct and indirect competition from a number of sources, including traditional media, companies that provide investment research (including investment banks and brokerage firms that have their own Web sites), investment newsletters, personal financial magazines and other Internet providers of either free or subscription research services.

  The Company believes that the principal competitive factors in attracting and retaining information providers include the ability to provide full-text, publication-quality research reports electronically on a real time basis, relationships with institutional investors interested in receiving such research and the flexibility of open architecture systems which enable any computer user with access to a browser to receive research reports regardless of which operating system controls the information provider's computer. The Company believes that the principal competitive factors in attracting and retaining subscribers include price of the service, the depth, breadth and timeliness of content, the full-text search features available and the ease of use. The Company believes that the principal competitive factors in attracting advertisers will include the number of subscribers, the demographics of such subscribers and the "pre-qualification" features that can be offered to investment banks and brokerage firms. There can be no assurance that the Company will be able to compete favorably with respect to these or any other competitive factors.

  The Company's MultexNET and Multex Research-On-Demand services compete with large and well-established distributors of financial information, such as First Call, Investext and I/B/E/S. In addition, the

Company's MultexEXPRESS service competes with services provided by in-house management information services personnel and independent systems integrators. Numerous other competitors, such as Market Guide, Standard & Poor's, Moody's and others offer similar investment research based services that compete, or may in the future compete, directly and indirectly with the Company's services. Many of the Company's existing competitors, as well as a number of prospective competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in investor requirements, or to devote greater resources to the development, promotion and sale of their services than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers, strategic partners and providers of investment research information. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY

  The Company regards its intellectual property as critical to its future success, and the Company relies upon copyright, patent, trade secret and trademark laws in the United States and other jurisdictions to protect its proprietary rights. The Company owns copyrights in the computer software and on-line materials that it has developed or acquired, and currently holds limited licenses to use and distribute certain software in which third parties own copyrights, including software for electronic document and database management. The Company has also entered into limited license agreements with certain of the numerous investment banks, brokerage firms and other third-party research providers that own the copyrights in research reports that the Company distributes electronically. The Company distributes other research reports without the benefit of written licenses with the providers of those reports, solely on the basis of implied licenses that the Company believes such providers have granted. There can be no assurance that the Company will be able to maintain its licenses of research content or of third-party software, that the Company will be able to obtain such licenses in the future on commercially reasonable terms or at all, that the Company will be able to continue to distribute those research reports for which it does not have written licenses or that the Company's competitors will not be able to independently develop competing software or on-line materials so as to avoid infringing upon the Company's copyrights. Also, because the Company's licenses of third-party software and research content are not exclusive, such software and content is and will be available to the Company's current and future competitors. The Company's failure to protect or secure ownership of, or to maintain licensed rights to use and distribute software and content of others, or the ability of the Company's competitors to obtain rights to distribute the same research reports that the Company distributes, could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also relies on trade secret laws, and has filed five patent applications with the United States Patent and Trademark Office and applications corresponding to three of those United States applications in other countries through an international patent filing, to protect its proprietary software technology and systems for electronic contribution, storage, searching and distribution of investment research reports. To date, no patents have been issued to the Company. There can be no assurance that any of the Company's pending patent applications will be allowed, that any patents will be issued to the Company even if the respective applications have been or will be allowed, or that any patents that are issued to the Company will not be successfully challenged by others and invalidated through administrative agreements with employees, representatives, advisors and others. There can be no assurance that such unauthorized use or disclosure, that employees of the Company, its representatives and advisors and others will maintain the confidentially of such trade secrets, or that such trade secrets will not otherwise become known, or be independently developed, by competitors.

  The Company relies upon and seeks to protect trademarks and service marks that it currently uses, and those that it intends to use in the future, through registration in the United States and other jurisdictions. The Company has been granted United States federal and German registrations for MultexNET, and two MultexNET logos, as trademarks and service marks, and has applied for registration of the same marks in

Japan, Taiwan, Hong Kong, the United Kingdom and the European Union. There can be no assurance that any of the Company's pending trademark applications will be allowed or granted and, if they are allowed or granted, that they, or any of the registrations that have already been granted to the Company, will not be successfully challenged by others and invalidated through administrative process or litigation. The Company has not yet sought to register, in the United States or elsewhere, other trademarks and service marks that it currently uses or intends to use, including MultexEXPRESS, Multex Research-On-Demand, Multex Investor Network and MX Investor Magazine. There can be no assurance that the Company's use of and interest in such trademarks and service marks will be subject to any legal protection in any of the jurisdictions in which the Company now does business or might do business in the future. As the Company's business is dependent on brand recognition in the marketplace, any failure to maintain and protect the Company's trademarks and service marks could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company expects to license certain of its proprietary rights to third parties, including in connection with the establishment of its international business operations, which may be controlled by such third parties. While the Company will attempt to ensure that its proprietary interests will be protected by its business partners, no assurances can be given that such partners will not take actions that could materially and adversely affect the value of the Company's proprietary rights or the reputation of its services and technologies. The Company currently licenses certain aspects of its text search functionality and relational database technologies from third parties. The failure by the Company to maintain these licenses, or to find a replacement for such technologies in a timely and cost-effective manner, could have a material adverse effect on the Company's business, results of operations and financial condition.

  Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within the industry. See "Risk Factors--Dependence on Intellectual Property; Risk of Infringement Claims."

GOVERNMENT REGULATION

  The Company is subject, both directly and indirectly, to various laws and governmental regulations relating to its business. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. Such laws and regulations may cover issues such as user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain and could expose the Company to substantial liability. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company's business, results of operations and financial condition.

  Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject the Company to additional state sales and income taxes. As the Company's service is available over the Internet anywhere in the world, multiple jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such jurisdiction. The failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate the Company's transmissions of content on the Company's Web sites or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future. See "Risk Factors--Government Regulation and Legal Uncertainties."

EMPLOYEES

  At March 31, 1998, the Company employed 120 persons, of which 36 were in sales and marketing, 27 were in network operations, 22 were in contributor relations, 21 were in research and development and 14 were in accounting, finance and administration. In addition, the Company retains the services of one independent representative in Hong Kong to solicit research and information providers. The Company's future success will depend in large part upon its ability to attract and retain highly qualified employees. Competition for such personnel, in particular technology professionals, is intense, and there can be no assurance that the Company will be able to retain its senior management or other key employees or that it will be able to attract and retain additional qualified personnel in the future. The Company's employees are not represented by any collective bargaining organization, and the Company considers its relations with its employees to be good. See "Risk Factors-- Dependence on Key Personnel."

FACILITIES

  The Company's corporate headquarters are located in New York, New York. The Company leases approximately 20,000 square feet, under a lease which expires in December 2000. The Company also leases space for its sales and marketing efforts in San Francisco, Washington, D.C. and London. The Company currently is seeking additional facilities and believes that it will be able to obtain additional space as needed on commercially reasonable terms.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  Directors, executive officers and other key employees of the Company, and their ages as of March 31, 1998, are as follows:

Name                         Age Position
----                         --- --------
Isaak Karaev(1).............  51 Chairman, President and Chief Executive Officer
James M. Tousignant.........  37 Senior Vice President
Philip Callaghan............  45 Chief Financial Officer
Gregg B. Amonette...........  45 Vice President, Sales and Marketing
John J. Mahoney.............  39 Vice President, Product Development
Mikhail Akselrod............  43 Vice President, Operations
Malcolm Draper, Jr..........  46 Vice President, RDG-Multex
William Ferguson............  50 Managing Director, International Operations
Eduard Kitain...............  32 Vice President, Software Engineering
Philip Scheps...............  51 Vice President, Finance and Controller
Bruce E.H. Barlag...........  45 Director
Davis Gaynes(2)(3)..........  35 Director
I. Robert Greene(1)(2)......  38 Director
Peter G. LaBonte............  38 Director
Milton J. Pappas(1)(2)(3)...  69 Director

---------------------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  Isaak Karaev co-founded the Company in April 1993 and has served as President and Chief Executive Officer and a director of the Company since that time. In addition, Mr. Karaev served as Chairman of the Board of Directors from the Company's inception to October 1996 and has served as Chairman of the Board of Directors since April 1998. Before founding the Company, Mr. Karaev was the Senior Vice President for Advanced Systems Development in the Brokerage Services Information Group of Automatic Data Processing, Inc. ("ADP"), a provider of front-office market data services and back-office processing to the financial services industry, from 1989 to April 1993. Mr. Karaev was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  James M. Tousignant co-founded the Company in April 1993 and has served as the Company's Senior Vice President since that time. Before founding the Company, Mr. Tousignant was Senior Director of Sales in the Brokerage Services Information Group of ADP from 1989 to April 1993.

  Philip Callaghan has served as the Company's Chief Financial Officer since December 1996. From 1992 to November 1996, Mr. Callaghan was Executive Vice President and Chief Financial Officer of Graff Pay-Per-View, Inc., a company distributing programming to the cable and direct satellite industries in the United States and Europe. He served as the Managing Director of Media Computer Systems Limited, a software developer for the radio and television industries, from 1989 to 1992. From 1987 to 1989, Mr. Callaghan was Financial Director of MTV Europe.

  Gregg B. Amonette has served as the Company's Vice President, Sales and Marketing since August 1996. From January 1995 to July 1996, Mr. Amonette was Vice President and General Manager of Micrognosis, Inc., a division of CSK Corporation, a provider of bank and brokerage trading-room software and technology. From 1984 to December 1994, Mr. Amonette served in various capacities in the Brokerage Services Information Group of ADP, including most recently as Vice President of Retail Sales.

  John J. Mahoney has served as the Company's Vice President, Product Development since April 1993. Prior to joining the Company, Mr. Mahoney was Vice President in the Brokerage Services Information Group of ADP from 1989 to April 1993.

  Mikhail Akselrod joined the Company in April 1993 and has served as the Company's Vice President of Operations since April 1997. Prior to joining the Company, Mr. Akselrod was an independent software consultant from 1991 to March 1993 and previously was Chief Engineer at R.H. Lytle Co., an independent systems integration consulting firm, from 1989 to 1991.

  Malcolm Draper, Jr. has served as the Company's Vice President, RDG-Multex Systems, Inc. since April 1998, and served as the Company's Vice President, International Operations from April 1997 to April 1998 and as its Vice President, Operations from May 1995 to April 1997. Prior to joining the Company, Mr. Draper was Chief Financial and Administrative Officer of Paresco, Inc., an asset management company, from March 1994 to April 1995. From 1991 to February 1994, he was Manager of Software Development at Quies Corp., a software company.

  William Ferguson has served as the Company's Managing Director, International Operations since February 1998. From September 1997 to January 1998, Mr. Ferguson was an independent consultant. From 1989 to September 1997, Mr. Ferguson served as President of Thomson Technical Data Corporation, a division of Thomson Financial Services, Inc. delivering real time fundamental and technical analysis to bond, foreign exchange and derivative professionals.

  Eduard Kitain has served as the Company's Vice President, Software Engineering since January 1997 and has held various positions with the Company since November 1993. From 1992 to October 1993, Mr. Kitain was a programmer analyst for Cashflow Software, Inc., a software development company.

  Philip Scheps has served as the Company's Vice President of Finance and Controller since December 1993. Prior to joining the Company, Mr. Scheps served as Controller of Harve Benard Ltd., a wholesale and retail apparel company, from 1990 to November 1993.

  Bruce E.H. Barlag has served as a director of the Company since July 1997. Mr. Barlag founded and has served as President and Chief Executive Officer of Crater Valley Enterprises, an Internet company, since April 1998. From October 1997 to April 1998, Mr. Barlag was a management consultant. Mr. Barlag was Executive Vice President, Interactive Services, and member of the senior management team at Gartner Group, Inc. from September 1994 to October 1997. From 1985 to September 1994, Mr. Barlag was the President and Chief Executive Officer of New Science Association, Inc. Mr. Barlag was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  Davis Gaynes has served as a director of the Company since February 1997. Since April 1995, Mr. Gaynes has been Executive Vice President for Reuters America Holdings Inc., an affiliate of Reuters Holdings PLC ("Reuters"), a news and information organization. Mr. Gaynes currently serves as Executive Vice President of Sales and Marketing of Instinet Corporation, a wholly owned subsidiary of Reuters, that provides electronic brokerage services to investment professionals worldwide. He has held various positions at Instinet Corporation since 1984. Reuters America Inc. is a significant stockholder of the Company. Mr. Gaynes was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  I. Robert Greene has served as a director of the Company since July 1996. Since August 1994, Mr. Greene has been a Principal with Chase Capital Partners, a global private equity organization. From 1988 to July 1994, he was an Associate Director and Principal of Prudential Equity Investors. Chase Capital Partners is a significant stockholder of the Company. Mr. Greene was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  Peter G. LaBonte has served as a director of the Company since April 1998. Mr. LaBonte is currently Vice President, International Marketing of Reuters Limited, a position he has held since January 1997. From 1996 to 1997, he was a Managing Director, Emerging Markets Services of Moody's Investors Services. From 1995 to 1996, Mr. LaBonte served as Vice President, Fidelity Brokerage Group of Fidelity Investments. From 1988 to 1995, he was Vice President, Capital International of Morgan Stanley & Co. Reuters is a significant stockholder of the Company. Mr. LaBonte was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

  Milton J. Pappas has served as a director of the Company from November 1993 to March 1994, and since July 1996. In addition, Mr. Pappas served as Chairman of the Board of Directors from October 1996 to April 1998. Since 1983, Mr. Pappas has served as Chairman of Euclid Partners Corporation, a management company providing services to certain venture capital investment funds, including Euclid Partners III, L.P. and Euclid Partners IV, L.P (collectively, "Euclid Partners"). Mr. Pappas serves as a director of Netegrity, Inc., a provider of Web security products. Euclid Partners is a significant stockholder of the Company. Mr. Pappas was named to the Board of Directors pursuant to an agreement which will terminate upon the consummation of the offering.

COMPOSITION OF THE BOARD OF DIRECTORS

  Effective upon the consummation of this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

BOARD COMMITTEES

  The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The members of the Audit Committee are Messrs. Gaynes and Pappas.

  The Compensation Committee of the Board of Directors and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the representatives of the Company. The Compensation Committee also administers the Company's various incentive compensation, stock and benefit plans. The members of the Compensation Committee are Messrs. Gaynes, Greene and Pappas.

  The Executive Committee of the Board of Directors meets periodically with management to advise upon and approve the details of the execution of strategy decided at Board meetings, and to consider strategic developments that may arise between the regularly scheduled Board meetings. The members of the Executive Committee are Messrs. Greene, Karaev and Pappas.

DIRECTOR COMPENSATION

  The Company does not currently compensate its directors for attending Board of Directors or committee meetings, but reimburses directors for their reasonable travel expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board of Directors. Bruce E.H. Barlag is the only non-employee director who has received cash compensation from the Company. In addition to the award of an option of 4,500 shares granted in April 1998, the Company has an arrangement under which Mr. Barlag is a consultant for the Company from time to time. To date, Mr. Barlag has earned $2,000 as a result of this arrangement. The Company does not anticipate incurring any significant future costs as a result of the arrangement.

  Under the Automatic Option Grant Program of the 1998 Stock Option Plan (as defined below under "--1998 Stock Option Plan"), and subject to the last sentence of this paragraph, each individual who is serving as a non-employee member of the Board of Directors at the time the Registration Statement of which this Prospectus forms a part is declared effective and who has not previously been in the employ of the Company will receive at that time an option grant for 8,000 shares of Common Stock with an exercise price equal to the Price to Public set forth on the cover page of this Prospectus. Each individual who first joins the Board of Directors after the effective date of this Offering as a non-employee member of the Board of Directors will also receive an option grant for 8,000 shares of Common Stock at the time of his or her commencement of service on the Board of Directors, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1999 Annual Meeting, each individual who is to continue to serve as a non-employee member of the Board of Directors will receive an option grant to purchase 2,500 shares of Common Stock, whether or not such individual has been in the prior employ of the Company. However, any non-employee member of the Board of Directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder, shall not be eligible to receive any option grants under the Automatic Option Grant Program.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation earned during the fiscal year ended December 31, 1997 by the Company's Chief Executive Officer and its other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                              Annual           Compensation
                                          Compensation(1)         Awards
                                         ----------------- ---------------------
                                                           Securities Underlying
Name and Principal Position               Salary   Bonus          Options
---------------------------              -------- -------- ---------------------
Isaak Karaev............................ $199,615      --         316,667
 President and Chief Executive Officer
James M. Tousignant.....................  124,885 $100,000         16,667
 Senior Vice President
Philip Callaghan........................  125,385   50,000         66,667(2)
 Chief Financial Officer
Gregg B. Amonette.......................  127,212   50,000         66,667(3)
 Vice President, Sales and Marketing
John J. Mahoney.........................  121,923   50,000         25,000(4)
 Vice President, Product Development

----------------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than 10% of the total annual salary and bonus of such officer.
(2) Includes an option for 50,000 shares granted in December 1996 and amended in April 1997 to reduce the exercise price; all other terms of the option remained unchanged.
(3) Includes options for an aggregate of 50,000 shares granted in August 1996 and January 1997, and amended in April 1997 to reduce the exercise price; all other terms of the option remained unchanged.
(4) Consists of an option for 25,000 shares granted in January 1997 and amended in April 1997 to reduce the exercise price; all other terms of the option remained unchanged.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 1997. The Company has never granted any stock appreciation rights.

                                         Individual Grants(1)
                         -------------------------------------------------------
                                                                                  Potential Realizable Value
                         Number of    Percent of Total                             at Assumed Annual Rates
                         Securities       Options                                Of Stock Price Appreciation
                         Underlying      Granted to                                   For Option Term(3)
                          Options        Employees     Exercise Price Expiration ----------------------------
Name                      Granted        In 1997(2)     Per Share($)     Date         5%            10%
----                     ----------   ---------------- -------------- ---------- ------------- --------------
Isaak Karaev............  100,000(4)        10.7%          $0.83       04/16/02  $      22,931 $       50,672
                          216,667(5)        23.3            0.83       04/16/02         49,685        109,790
James M. Tousignant.....   16,667            1.8            0.75       12/16/07          7,861         19,922
Philip Callaghan........   50,000(6)         5.4            0.75       12/01/06         20,675         50,923
                           16,667            1.8            0.75       12/16/07          7,861         19,922
Gregg B. Amonette.......   33,333(6)         3.6            0.75       07/31/06         13,783         33,948
                           16,667(6)         1.8            0.75       12/31/06          7,861         19,922
                           16,667            1.8            0.75       10/20/07          7,861         19,922
John J. Mahoney.........   25,000(6)         2.7            0.75       12/31/06         11,792         29,883

---------------------
(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Company's 1993 Stock Incentive Plan. The options shown in this table, except as otherwise indicated below, become exercisable at a rate of 25% annually over four years from the date of grant. To the extent not already exercisable, certain of these options may become exercisable in the event of a merger in which the Company is not the surviving corporation or upon the sale of substantially all of the Company's assets. See "--1998 Stock Option Plan."
(2) In the year ended December 31, 1997, the Company granted options to purchase an aggregate of 930,667 shares of Common Stock. The percentages in this column exclude, for purposes of calculating the denominator, all options granted prior to 1997 that were re-priced in April 1997.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.
(4) The option is fully exercisable.
(5) The option vests (i) with respect to 100,000 shares when total revenue in any twelve month period exceeds $7.0 million and (ii) vests with respect to 116,667 shares when total revenue in any twelve month period exceeds $12.0 million.
(6) In April 1997, the Board of Directors amended all outstanding options with exercise prices in excess of $0.75 per share to reduce the exercise price thereof to $0.75 per share. The option was granted to Mr. Callaghan in December 1996; the options were granted to Mr. Amonette in August 1996 and January 1997, respectively; and the option was granted to Mr. Mahoney in January 1997. All of such options were amended in April 1997 to reduce the exercise price thereof to $0.75 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth certain information concerning options to purchase Common Stock exercised by the Named Executive Officers during the year ended December 31, 1997 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1997.

                                              Number of Securities
                         Number of           Subject to Unexercised     Value of Unexercised
                          Shares                   Options at           In-the-Money Options
                         Acquired               December 31, 1997      at December 31, 1997(1)
                            on      Value   ------------------------- -------------------------
          Name           Exercise  Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           --------- -------- ----------- ------------- ----------- -------------
Isaak Karaev............  25,000   $18,000    100,000      216,667      $     0      $     0
James M. Tousignant.....     --        --       8,333       25,000        6,000        6,000
Philip Callaghan........     --        --      12,500       54,167            0            0
Gregg B. Amonette.......     --        --       8,333       58,334            0            0
John J. Mahoney.........     --        --      50,000       41,667       36,000       12,000

---------------------
(1) There was no public trading market for the Common Stock as of December 31, 1997.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

  None of the Company's executive officers has an employment agreement with the Company. All executive officers have entered into agreements with the Company which generally contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such officers from competing with the Company during their employment with the Company and for a period of nine months thereafter.

1998 STOCK OPTION PLAN

  The Company intends to adopt the 1998 Stock Option Plan (the "1998 Stock Option Plan"), which is intended to serve as the successor equity incentive program to the Company's existing 1993 Stock Incentive Plan (the "Predecessor
Plan"). The 1998 Stock Option Plan will become effective on      , 1998 upon
adoption by the Board of Directors and ratification by its stockholders. 1,500,000 shares of Common Stock have initially been authorized for issuance under the 1998 Stock Option Plan. This initial share reserve is comprised of
(i) the shares which remained available for issuance under the Predecessor Plan on the effective date of the 1998 Stock Option Plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of approximately 1,000,000 shares. In addition, the share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2000, by a number of shares equal to three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase shall exceed 500,000 shares. However, in no event may any one participant in the 1998 Stock Option Plan receive option grants or direct stock issuances for more than 250,000 shares in the aggregate per calendar year.

  Outstanding options under the Predecessor Plan will be incorporated into the 1998 Stock Option Plan upon the effective date of this offering, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Stock Option Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1998 Stock Option Plan.

  The 1998 Stock Option Plan is divided into four separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee members of the Board of Directors and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price determined by the Plan Administrator, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price determined by the Plan Administrator or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants and (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee, as Plan Administrator, will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board of Directors will exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant Program for the non-employee members of the Board of Directors. All grants under those two latter programs will be made in compliance with the express provisions of each such program.

  The exercise price for the shares of Common Stock subject to option grants made under the 1998 Stock Option Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more participants in the 1998 Stock Option Plan in connection with their acquisition of shares, by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the option exercise price and or direct issue price any associated withholding taxes incurred in connection with such acquisition.

  In the event of an acquisition of the Company, whether by merger or asset sale or a sale by the stockholders of more than 50% of the total combined voting power of the Company recommended by the Board of Directors, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that the shares subject to options granted under that program will automatically vest (i) upon an acquisition of the Company, whether or not those options are assumed or continued, (ii) a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of members of the Board of Directors or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed eighteen (18) months) following an acquisition in which those options are assumed or otherwise continued in effect or a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. Options currently outstanding under the Predecessor Plan will be adjusted in the event of a merger, consolidation or reorganization of the Company as determined by the Plan Administrator; such options are not by their terms subject to acceleration at the time of an acquisition or a change in control or upon the termination of the optionee's service following an acquisition in which those options are assumed or a change in control of the Company.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights under the Predecessor Plan.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  In the event the Compensation Committee elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the salary reduction amount. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

  Under the Automatic Option Grant Program, and subject to the last sentence of this paragraph, each individual who is serving as a non-employee member of the Board of Directors at the time the Registration Statement of which this Prospectus forms a part is declared effective and who has not previously been in the employ of the Company will receive at that time an option grant for 8,000 shares of Common Stock with a exercise price equal to the Price to Public set forth on the cover page of this Prospectus. Each individual who first joins the Board of Directors after the effective date of this Offering as a non-employee member of the Board of Directors will also receive an option grant for 8,000 shares of Common Stock at the time of his or her commencement of service on the Board of Directors, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1999 Annual Meeting, each individual who is to continue to serve as a non-employee member on the Board of Directors will receive an option grant to purchase 2,500 shares of Common Stock, whether or not such individual has been in the prior employ of the Company. However, any non-employee member of the Board of Directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder, shall not be eligible to receive any option grants under the Automatic Option Grant Program.

  Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee member of the Board of Directors cease prior to vesting in the shares. The 8,000-share grant will vest in four equal and successive annual installments over the optionee's period of service on the Board of Directors. Each additional 2,500-share grant will vest upon the optionee's completion of one year of service on the Board of Directors measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a member of the Board of Directors.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant and Salary Investment Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over
(ii) the exercise price payable for such share.

  The Board of Directors may amend or modify the 1998 Stock Option Plan at any time, subject to any required stockholder approval. The 1998 Stock Option Plan will terminate on the earliest of (i) ten years after the date that the Board of Directors adopts the 1998 Stock Option Plan, (ii) the date on which all shares available for issuance under the 1998 Stock Option Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

EMPLOYEE STOCK PURCHASE PLAN

  The Company intends to adopt the Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Employee Stock Purchase Plan will become effective
on    , 1998 upon adoption by the Board of Directors and ratification by its stockholders. The Employee Stock Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Employee Stock Purchase Plan, and a reserve of 500,000 shares of Common Stock has been established for this purpose.

  The Employee Stock Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the Underwriting Agreement is executed in connection with this offering and will end on the last business day in July 2000. The next offering period will commence on the first business day in August 2000, and subsequent offering periods will commence as designated by the Plan Administrator.

  Individuals who are eligible employees on the start date of any offering period may enter the Employee Stock Purchase Plan on that start date or on any subsequent semi-annual entry date (February 1 or August 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Employee Stock Purchase Plan on any subsequent semi-annual entry date within that period.

  Payroll deductions may not exceed 10% of the participant's total cash compensation for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year), at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,000 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any one semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

  The Board of Directors may amend or modify the Employee Stock Purchase Plan following any semi-annual purchase date. The Employee Stock Purchase Plan will terminate on the last business day in July 2008, unless sooner terminated by the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Messrs. Gaynes, Greene and Pappas, none of whom has been an officer or employee of the Company at any time since the Company's inception. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions relating to compensation of the Company's executive officers.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Under an agreement dated December 18, 1997, Multex and Reuters, a stockholder of the Company, agreed to transition users of Reuters Broker Research from the then existing client server based delivery platform to an intranet platform known as the Reuters Web. Multex granted a license to Reuters for 1998 to receive, store, use, sell, market and distribute the Multex research database to Reuters subscribers in return for a fixed license fee. In addition, Reuters agreed to continue to pay the fees stipulated under the June 1, 1995 agreement for users who continued to access the database via the client server based delivery platform during 1998. The parties are in negotiations as to the terms on which the services will be provided in 1999.

  In November 1993 and March 1994, respectively, the Company sold 25,000 shares of Series A Redeemable Preferred Stock to Euclid Partners III, L.P., Isaak Karaev and certain other investors for an aggregate offering amount of $2,500,000. In November 1994, the Company sold 36,666 shares of Series B Redeemable Preferred Stock to Euclid Partners III, L.P., 77 Capital Partners, L.P., Venture Fund I, L.P. and certain other investors for an aggregate offering amount of $5,500,000. In 1996, the Company sold 100,000 shares of Series C Redeemable Preferred Stock in various tranches to Chase Venture Capital Associates, L.P., Euclid Partners III and IV, L.P., Reuters America, Inc., Softbank Ventures, Inc., 77 Capital Partners, L.P., Venture Fund I, L.P. and certain other investors for an aggregate offering amount of $15,000,000. In July 1997, the Company sold 55,556 shares of Series D Redeemable Preferred Stock to Chase Venture Capital Associates, L.P., Euclid Partners IV, L.P., Reuters America, Inc. and certain other investors for an aggregate offering amount of $10,000,000. Upon the consummation of this offering, all of these outstanding shares of Redeemable Preferred Stock will be automatically converted into shares of Common Stock.

  Certain of the Underwriters are subscribers of the Company's services. See "Underwriting."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of April 30, 1998 (after giving effect to the Preferred Stock Conversion, and as adjusted to reflect the sale of the shares of Common Stock offered hereby) by (i) each person (or group of affiliated persons) who is known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) by each Over-Allotment Selling Stockholder. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Multex Systems, Inc., 33 Maiden Lane, 5th Floor, New York, New York 10038.

                                                                    PERCENT
                                                                 BENEFICIALLY
                                                                   OWNED(1)
                                                      NUMBER   -----------------
                                                        OF      BEFORE   AFTER
BENEFICIAL OWNER                                     SHARES(1) OFFERING OFFERING
----------------                                     --------- -------- --------
EXECUTIVE OFFICERS AND DIRECTORS:
Isaak Karaev (3)...................................    788,445    8.5%
James M. Tousignant................................    145,833    1.6
Philip Callaghan...................................     12,500      *
Gregg B. Amonette..................................     12,500      *
John J. Mahoney (4)................................    106,250    1.2
Bruce E. H. Barlag.................................        --     --
Davis Gaynes (5)...................................  1,296,296   14.2
I. Robert Greene (6)...............................  1,414,745   15.5
Peter LaBonte (7)..................................  1,296,296   14.2
Milton J. Pappas (8)...............................  1,226,852   13.5
All directors and executive officers as a group (10
 persons) (9)......................................  6,299,717   67.6
OTHER 5% STOCKHOLDERS:
Chase Venture Capital Associates, L.P. (10)........  1,414,745   15.5
Euclid Partners III, L.P. (11).....................    708,333    7.8
Euclid Partners IV, L.P. (12)......................    518,519    5.7
Multex Voting Trust (13)...........................  1,870,417   20.5
Reuters America, Inc. (14).........................  1,296,296   14.2
77 Capital Partners, L.P. (15).....................    666,667    7.3
Softbank Ventures, Inc. (16).......................    722,222    7.9
Venture Fund I, L.P. (17)..........................    611,100    6.7

---------------------

 *  Less than one percent.
 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 9,111,157 shares of Common Stock
     outstanding as of April 30, 1998, and     shares of Common Stock
     outstanding after the completion of this offering. In computing the number of shares of Common Stock subject to options held by that person that are exercisable within 60 days of April 30, 1998, such shares are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Assumes no exercise of the underwriters over-allotment option. If the over-allotment option is exercised in full, the following stockholders will sell the following number of additional shares: [to follow].
 (3) Includes 200,000 shares of Common Stock issuable upon the exercise of stock options which are exercisable within 60 days of April 30, 1998. Does not include the shares of Common Stock held by others through the Multex Voting Trust, of which Mr. Karaev is the trustee. See Note 12 below.
 (4) Includes 6,250 shares of Common Stock issuable upon the exercise of stock options which are exercisable within 60 days of April 30, 1998.
 (5) Consists of 1,296,296 shares of Common Stock held by Reuters America Inc. Mr. Gaynes serves as Executive Vice President of Reuters America Holdings, an affiliate of Reuters America Inc., and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. The address of Reuters America Inc. is 1700 Broadway, 40th Floor, New York, New York 10019.
 (6) Consists of 1,414,745 shares of Common Stock held by Chase Venture Capital Associates, L.P., of which Chase Capital Partners is a General Partner. Mr. Greene is a Principal of Chase Capital Partners. In such capacity, Mr. Greene may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any. The address of Chase Venture Capital Associates, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017.
 (7) Consists of 1,296,296 shares of Common Stock held by Reuters America Inc., of which Mr. LaBonte serves as a Vice President. In such capacity, Mr. LaBonte may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any. The address of Reuters America Inc. is 1700 Broadway, 40th Floor, New York, New York 10019.
 (8) Consists of (i) 708,333 shares of Common Stock held by Euclid Partners III, L.P., of which Mr. Pappas is a General Partner and (ii) 518,519 shares of Common Stock held by Euclid Partners IV, L.P., of which Mr. Pappas is a General Partner. In such capacities, Mr. Pappas may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any. The address of the entities associated with Euclid Partners Corporation is 45 Rockefeller Plaza, Suite 907, New York, New York 10111.
 (9) Includes 206,250 shares of Common Stock issuable upon exercise of stock options. See Notes 3 through 8.
(10) Consists of 1,414,745 shares of Common Stock held by Chase Venture Capital Associates, L.P. The address for Chase Venture Capital Associates, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017.
(11) Consists of 708,333 shares of Common Stock held by Euclid Partners III, L.P. The address of Euclid Partners III, L.P. is 45 Rockefeller Plaza, Suite 907, New York, New York 10111.
(12) Consists of 518,519 shares of Common Stock held by Euclid Partners IV, L.P. The address of Euclid Partners IV, L.P. is 45 Rockefeller Plaza, Suite 907, New York, New York 10111.
(13) The Multex Voting Trust, of which Mr. Karaev is the trustee, was created pursuant to a Shareholders' Agreement and Voting Trust (the "Voting Trust Agreement"), dated as of October 31, 1993, and amended as of May 1, 1996, by and among the Company, Mr. Karaev and each of the common stockholders of the Company. The Voting Trust Agreement will terminate upon the consummation of this offering and the shares of Common Stock held in trust will be distributed to Mr. Karaev and those stockholders in accordance with their respective ownership of such shares. Mr. Karaev disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.
(14) Consists of 1,296,296 shares of Common Stock held by Reuters America Inc. The address for Reuters America Inc. is 1700 Broadway, 40th Floor, New York, New York 10019.
(15) Consists of 666,667 shares of Common Stock held by 77 Capital Partners, L.P. The address for 77 Capital Partners, L.P. is c/o Atrium Capital Corp., 3000 Sandhill Road, Bldg. 2, Suite 240, Menlo Park, California 94025.
(16) Consists of 722,222 shares of Common Stock held by Softbank Ventures, Inc. The address for Softbank Ventures, Inc. is 10 Langley Road, Newton Centre, Massachusetts 02159.
(17) Consists of 611,100 shares of Common Stock held by Venture Fund I, L.P. The address for Venture Fund I, L.P. is 295 North Maple Avenue, Room 3361 C1, Basking Ridge, New Jersey 07920.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the securities of the Company and certain provisions of the Company's Certificate of Incorporation (the "Certificate") and the Company's Bylaws (the "Bylaws") are summaries thereof and are qualified by reference to the Certificate and the Bylaws, copies of which have been filed with the Commission as exhibits to the Company's Registration Statement, of which this Prospectus forms a part.

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

  As of April 30, 1998, there were 9,111,157 shares of Common Stock outstanding and held of record by stockholders, after giving effect to the Preferred Stock Conversion. Based upon the number of shares outstanding as of
that date and giving effect to the issuance of the     shares of Common Stock
offered by the Company hereby, there will be     shares of Common Stock
outstanding upon the closing of the offering.

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of the offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

  As of April 30, 1998, there were 217,222 shares of Redeemable Preferred Stock outstanding (not giving effect to the Reverse Stock Split). All outstanding shares of Redeemable Preferred Stock will be converted into an aggregate of 7,240,741 shares of Common Stock upon the consummation of the offering and such shares of Redeemable Preferred Stock will no longer be authorized, issued or outstanding.

  Upon the consummation of the offering, the Board of Directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The Company has no present plans to issue any shares of preferred stock. See "--Anti-Takeover Effects of Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

OPTIONS

  As of March 31, 1998, options to purchase a total of 1,399,335 shares ("Option Shares") of Common Stock were outstanding, approximately 413,000 of which are subject to lock-up agreements entered into with the Underwriters.
Beginning 90 days after the date of this Prospectus, approximately     Option
Shares which are not subject to lock-up agreements will be eligible for sale in reliance on Rule 701 promulgated under the Securities Act. The total number of shares of Common Stock that may be subject to the granting of options under the 1998 Stock Option Plan shall
be equal to    . See "Management--1998 Stock Option Plan" and "Shares Eligible
for Future Sale."

REGISTRATION RIGHTS

  Pursuant to the terms of the Registration Rights Agreement, after the consummation of the offering the holders of 8,074,074 shares of Common Stock will be entitled to certain demand registration rights with respect to the registration of such shares under the Securities Act. The holders of 33% or more of such shares are entitled to demand that the Company register their shares under the Securities Act, subject to certain limitations. The Company is not required to effect more than two such registrations pursuant to such demand registration rights. In addition, pursuant to the terms of the Stockholders Agreement, after the consummation of the offering the holders of 8,074,074 shares of Common Stock will be entitled to certain piggyback registration rights with respect to the registration of such shares of Common Stock under the Securities Act. In the event that the Company proposes to register any shares of Common Stock under the Securities Act, either for its own account or for the account of other security holders, the holders shares having piggyback rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations. Further, at any time after the Company becomes eligible to file a registration statement on Form S-3 the holders may require the Company to file one or more registration statements under the Securities Act on Form S-3 with respect to their shares of Common Stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of Common Stock held by security holders with registration rights to be included in such registration. The Company is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of Common Stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration statement.

  The holders of the registration rights described above have waived their rights to register any shares in the Registration Statement of which this Prospectus forms a part.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  Following the consummation of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  In addition, certain provisions of the Certificate and Bylaws, which provisions will be in effect upon the consummation of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Classified Board of Directors. The Company's Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, when coupled with the provision of the Certificate authorizing the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

  Stockholder Action; Special Meeting of Stockholders. The Certificate provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Certificate further provides that special meetings of stockholders of the Company may be called only by the Chairman of the Board of Directors or a majority of the Board of Directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar day earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Authorized But Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without further stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage, or unless the bylaw provision being amended was originally adopted by the Board of Directors, in which case such amendment requires only the affirmative vote of a majority of the members of the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Certificate provides that, except to the extent prohibited by DGCL, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involves intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Company has obtained liability insurance for its officers and directors.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the offering, there has not been any public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

  Upon the consummation of the offering, the Company will have an aggregate of shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of
these shares, the     shares sold in the offering will be freely tradable,
except that any shares acquired by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold
in compliance with the limitations described below. The remaining     shares
of outstanding Common Stock, which will be deemed "restricted securities" as defined under Rule 144 of the Securities Act, may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain
volume restrictions) as follows: (i)     shares will be available for
immediate sale in the public market on the date of this Prospectus, (ii) shares will be eligible for sale 90 days after the date of this Prospectus,
and (iii)     shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then
outstanding shares of Common Stock (approximately     shares immediately after
the offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such affiliates' holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to written plans such as the Predecessor Plan and the 1998 Stock Option Plan may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period.

  The Company intends to file a Form S-8 registration statement under the Securities Act shortly after the date of this Prospectus to register all shares of Common Stock issuable under the 1998 Stock Option Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above. See "Management--Director Compensation" and "--1998 Stock Option Plan."

  All directors and officers and certain stockholders of the Company (holding
an aggregate of     shares of Common Stock) have agreed that they will not,
without the prior written consent of the Hambrecht

& Quist LLC, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the date of this Prospectus. See "Underwriting."

  The Company has agreed not to sell or otherwise dispose of any shares of Common Stock during the 180-day period following the date of the Prospectus, except the Company may issue, and grant options to purchase, shares of Common Stock under the 1998 Stock Option Plan. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, BancAmerica Robertson Stephens, Smith Barney Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                       NUMBER OF
     NAME                                                               SHARES
     ----                                                              ---------
     Hambrecht & Quist LLC............................................
     BancAmerica Robertson Stephens...................................
     Smith Barney Inc. ...............................................
     Dain Rauscher Wessels............................................
                                                                          ---
       Total..........................................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $   per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $   per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of Common Stock offered hereby.

  The Company and the Over-Allotment Selling Stockholders have severally granted to the Underwriters an option, exercisable no later than 30 days after
the date of this Prospectus, to purchase up to     additional shares of Common
Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company and the Over-Allotment Selling Stockholders will be severally obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover overallotments made in connection with the sale of shares of Common Stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company and the Over-Allotment Selling Stockholders have severally agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Over-Allotment Selling Stockholders, and certain other stockholders of the Company, including executive officers and directors, who will own in the
aggregate     shares of Common Stock after this offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price will be prevailing market and economic conditions, revenue and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

  Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock of the Company at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock of the Company. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when the Common Stock of the Company sold by the syndicate member is purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

  The Underwriters have reserved up to 5% of the shares of Common Stock offered hereby for sale at the initial public offering price to certain employees, officers and directors of the Company and other persons designated by the Company. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased on the effectiveness of the offering will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Certain of the Underwriters, including BancAmerica Robertson Stephens, Salomon Smith Barney and Dain Rauscher Wessels, have entered into service agreements with the Company. The terms of such agreements were negotiated by the parties in arm's-length transactions. Such agreements were entered into prior to the Company's selection of their Representatives. Other Underwriters, including certain of the Representatives, may enter into similar agreements with the Company from time to time in the future.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 included in this Prospectus and the related consolidated financial statement schedule included elsewhere in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the reports of such firm given on the authority of such firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the offer and sale of Common Stock pursuant to the Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement or the exhibits thereto in accordance with the rules and regulations of the Commission, and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved, and such statements shall be deemed qualified by such reference. The Registration Statement and the Exhibits thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Registration Statement and other information filed by the Company with the Commission also are available at the Web site maintained by the Commission on the World Wide Web at http://www.sec.gov. For further information pertaining to the Company and the Common Stock offered by this Prospectus, reference is hereby made to the Registration Statement.

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent accounting firm and make available to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                              MULTEX SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors............................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and March 31,
 1998 (Unaudited).........................................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998
 (Unaudited)..............................................................  F-4
Consolidated Statements of Stockholders' Deficit for the years ended
 December 31, 1995, 1996 and 1997 and the three months ended March 31,
 1998 (Unaudited).........................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998
 (Unaudited)..............................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Multex Systems, Inc.

  We have audited the accompanying consolidated balance sheets of Multex Systems, Inc. (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multex Systems, Inc. as of December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
March 4, 1998, except for
   Note 13, as to which
   the date is June   ,
   1998

-------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 13 to the financial statements.

                                          ERNST & YOUNG LLP

New York, New York
May 29, 1998

                              MULTEX SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     PRO FORMA
                                 DECEMBER 31           MARCH 31,     MARCH 31,
                          --------------------------  ------------  -----------
                              1996          1997          1998         1998
                          ------------  ------------  ------------  -----------
                                                      (UNAUDITED)   (UNAUDITED)
                                                                     (NOTE 13)
ASSETS
Current assets:
 Cash and cash
  equivalents...........  $    900,598  $  2,532,983  $  3,912,358  $ 3,912,358
 Marketable securities..     7,829,635     7,663,585     4,931,777    4,931,777
 Accounts receivable,
  less allowance of
  $130,000, $240,000
  and $244,000 in 1996,
  1997 and 1998,
  respectively..........       923,397     1,813,570     2,800,365    2,800,365
 Other current assets...       165,524       259,606       557,234      557,234
                          ------------  ------------  ------------  -----------
 Total current assets...     9,819,154    12,269,744    12,201,734   12,201,734
Property and equipment,
 net....................     2,372,101     2,161,315     2,281,525    2,281,525
Other...................       356,404       302,341       130,051      130,051
                          ------------  ------------  ------------  -----------
                          $ 12,547,659  $ 14,733,400  $ 14,613,310  $14,613,310
                          ============  ============  ============  ===========
LIABILITIES AND
 STOCKHOLDERS' (DEFICIT)
 EQUITY
Current liabilities:
 Accounts payable.......  $    435,362  $    344,901  $    516,884  $   516,884
 Accrued expenses.......       897,027     1,091,324     1,278,971    1,278,971
 Deferred revenues......       585,062     1,446,699     2,124,629    2,124,629
 Current portion of
  long-term debt........       653,116     1,053,188       625,000      625,000
 Other current
  liabilities...........           --        312,783           --           --
                          ------------  ------------  ------------  -----------
 Total current
  liabilities...........     2,570,567     4,248,895     4,545,484    4,545,484
Long-term debt, less
 current portion........       731,227           --        572,917      572,917
Deferred revenue........       500,000           --            --           --
Other...................       281,559           --         58,619       58,619
Commitments (Note 11)
Redeemable preferred
 stock authorized
 2,000,000 shares:
 Series A redeemable
  preferred stock; $.01
  par value, $2,500,000
  aggregate liquidation
  preference:
  Issued and
   outstanding--25,000
   shares in 1996, 1997
   and 1998.............     3,042,910     3,251,303     3,302,688          --
 Series B redeemable
  preferred stock; $.01
  par value, $5,500,000
  aggregate liquidation
  preference:
  Issued and
   outstanding--36,666
   shares in 1996, 1997
   and 1998.............     6,406,948     6,850,679     6,960,093          --
 Series C redeemable
  preferred stock; $.01
  par value,
  $15,000,000 aggregate
  liquidation
  preference:
  Issued and
   outstanding--100,000
   shares in 1996, 1997
   and 1998.............    15,615,801    16,840,299    17,142,229          --
 Series D redeemable
  preferred stock; $.01
  par value,
  $10,000,000 aggregate
  liquidation
  preference:
  Issued and
   outstanding--55,556
   shares in 1997 and
   1998.................           --     10,291,743    10,491,454          --
Stockholders' (deficit)
 equity:
 Preferred stock--$.01
  par value:
  Authorized--5,000,000
   shares; none issued
   and outstanding in
   1996, 1997 and 1998..           --            --            --           --
 Common stock--$.01 par
  value:
  Authorized--
   50,000,000 shares;
   issued and
   outstanding--
   1,379,583 shares in
   1996, 1,630,000
   shares in 1997 and
   1,698,333 shares in
   1998.................        13,795        16,299        16,982      234,204
 Additional paid-in
  capital...............    (2,257,851)   (3,510,078)   (3,337,168)  34,342,074
 Accumulated deficit....   (14,357,297)  (22,394,473)  (24,038,199) (24,038,199)
 Deferred compensation..           --       (847,143)   (1,087,127)  (1,087,127)
 Translation
  adjustment............           --        (14,124)      (14,662)     (14,662)
                          ------------  ------------  ------------  -----------
 Total stockholders'
  (deficit) equity......   (16,601,353)  (26,749,519)  (28,460,174)   9,436,290
                          ------------  ------------  ------------  -----------
   Total liabilities and
    stockholders'
    (deficit) equity....  $ 12,547,659  $ 14,733,400  $ 14,613,310  $14,613,310
                          ============  ============  ============  ===========

                See accompanying notes to financial statements.

                              MULTEX SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31                   MARCH 31
                          ---------------------------------------  ------------------------
                             1995          1996          1997         1997         1998
                          -----------  ------------  ------------  -----------  -----------
                                                                         (UNAUDITED)
Revenues................  $ 1,004,536  $  2,646,527  $  6,013,766  $   950,122  $ 2,714,468
Cost of revenues........      403,466       809,380     1,231,692      242,121      694,301
                          -----------  ------------  ------------  -----------  -----------
Gross profit............      601,070     1,837,147     4,782,074      708,001    2,020,167
Operating expenses:
  Sales and marketing...    1,892,327     2,339,110     3,506,935      652,411    1,163,388
  Research and
   development..........    1,519,643     1,414,908     1,600,893      369,956      440,328
  General and
   administrative.......    2,709,499     4,552,936     7,836,639    1,931,926    1,989,122
                          -----------  ------------  ------------  -----------  -----------
Total operating
 expenses...............    6,121,469     8,306,954    12,944,467    2,954,293    3,592,838
                          -----------  ------------  ------------  -----------  -----------
Loss from operations....   (5,520,399)   (6,469,807)   (8,162,393)  (2,246,292)  (1,572,671)
Other income (expense):
  Gain on sale of
   equipment............          --            --            --           --       124,796
  Interest expense......     (111,633)     (250,175)     (309,769)     (73,732)    (310,554)
  Interest and
   investment income....      138,317       310,177       434,986       97,417      114,703
                          -----------  ------------  ------------  -----------  -----------
Net loss................   (5,493,715)   (6,409,805)   (8,037,176)  (2,222,607)  (1,643,726)
Redeemable preferred
 stock dividends........      639,992     1,402,788     2,181,472      453,697      650,957
                          -----------  ------------  ------------  -----------  -----------
Net loss available to
 common stockholders'...  $(6,133,707) $( 7,812,593) $(10,218,648) $(2,676,304) $(2,294,683)
                          -----------  ------------  ------------  -----------  -----------
Basic and diluted loss
 per common share.......  $     (4.69) $      (5.80) $      (7.03) $     (1.94) $     (1.41)
                          ===========  ============  ============  ===========  ===========
Number of shares used in
 computing
 basic and diluted loss
 per share..............    1,307,427     1,347,944     1,452,839    1,383,046    1,633,050
                          ===========  ============  ============  ===========  ===========
Pro forma basic and
 diluted loss per share.          --            --   $      (0.92)         --   $     (0.19)
                                                     ============               ===========
Number of shares used in
 computing pro forma
 basic and diluted loss
 per share..............          --            --      8,693,580          --     8,873,791
                                                     ============               ===========

                See accompanying notes to financial statements.

                              MULTEX SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                     ACCUMULATED
                           COMMON STOCK    ADDITIONAL                                   OTHER
                         -----------------   PAID-IN    ACCUMULATED     DEFERRED    COMPREHENSIVE
                          SHARES   AMOUNT    CAPITAL      DEFICIT     COMPENSATION      LOSS         TOTAL
                         --------- ------- -----------  ------------  ------------  ------------- ------------
Balance, December 31,
 1994................... 1,305,833 $13,058 $  (216,622) $ (2,453,777) $       --      $    --     $ (2,657,341)
 Net loss...............       --      --          --     (5,493,715)         --           --       (5,493,715)
 Redeemable preferred
  stock dividend........       --      --     (639,992)          --           --           --         (639,992)
 Exercise of options....     3,333      33          67           --           --           --              100
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance, December 31,
 1995................... 1,309,166  13,091    (856,547)   (7,947,492)         --           --       (8,790,948)
 Net loss...............       --      --          --     (6,409,805)         --           --       (6,409,805)
 Redeemable preferred
  stock dividend........       --      --   (1,402,788)          --           --           --       (1,402,788)
 Exercise of options....    70,417     704       1,484           --           --           --            2,188
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance, December 31,
 1996................... 1,379,583  13,795  (2,257,851)  (14,357,297)         --           --      (16,601,353)
 Net loss...............       --      --          --     (8,037,176)         --           --       (8,037,176)
 Redeemable preferred
  stock dividend........       --      --   (2,181,472)          --           --           --       (2,181,472)
 Stock issued for
  services..............    23,333     233      10,267           --           --           --           10,500
 Exercise of options....   227,084   2,271      46,728           --           --           --           48,999
 Amortization of
  deferred compensation.       --      --          --            --        25,107          --           25,107
 Deferred compensation
  related to stock
  options...............       --      --      872,250           --      (872,250)         --              --
 Translation adjustment.       --      --          --            --           --       (14,124)        (14,124)
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance, December 31,
 1997................... 1,630,000  16,299  (3,510,078)  (22,394,473)    (847,143)     (14,124)    (26,749,519)
 Exercise of options
  (unaudited)...........    18,333     183         367           --           --           --              550
 Net loss (unaudited)...       --      --          --     (1,643,726)         --           --       (1,643,726)
 Redeemable preferred
  stock dividend
  (unaudited)...........       --      --     (650,957)          --           --           --         (650,957)
 Amortization of
  deferred compensation
  (unaudited)...........       --      --          --            --        64,016          --           64,016
 Deferred compensation
  related to stock
  options (unaudited)...       --      --      304,000           --      (304,000)         --              --
 Sale of stock and
  issuance of options in
  connection with
  acquisition of certain
  assets of RDG-Multex,
  Inc. (unaudited)......    50,000     500     519,500           --           --           --          520,000
 Translation adjustment
  (unaudited)...........       --      --          --            --           --          (538)           (538)
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance at March 31,
 1998 (unaudited)....... 1,698,333 $16,982 $(3,337,168) $(24,038,199) $(1,087,127)    $(14,662)   $(28,460,174)
                         ========= ======= ===========  ============  ===========     ========    ============


                See accompanying notes to financial statements.

                              MULTEX SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31                  MARCH 31
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net loss................  $(5,493,715) $(6,409,805) $(8,037,176) $(2,222,607) $(1,643,726)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Amortization of
   deferred
   compensation.........          --           --        25,107          --        64,016
  Gain on sale of
   equipment............          --           --           --           --      (124,796)
  Depreciation and
   amortization.........      617,431    1,096,754    1,368,318      365,052      338,323
  Amortization of
   issuance costs.......       12,133       29,384       40,988        9,032       11,483
  Bad debt expense......          --       130,000      168,130          --        34,500
  Stock issued for
   services.............          --           --        10,500          --           --
  Changes in operating
   assets and
   liabilities:
    Accounts receivable.         (898)    (798,099)  (1,058,303)    (249,998)  (1,021,295)
    Other current
     assets.............       10,897      (64,225)     (94,082)      (5,307)       2,372
    Other assets........     (264,045)     (56,254)      54,063      (12,912)     172,290
    Accounts payable....      186,157     (843,560)    (136,797)      15,704       (7,761)
    Accrued expenses....       59,687      608,251      194,297     (161,807)     187,647
    Deferred revenue....      286,250      798,812      361,637      126,333      677,930
    Other liabilities...          --           --           --           --        58,619
                          -----------  -----------  -----------  -----------  -----------
Net cash used in
 operating activities...   (4,586,103)  (5,508,742)  (7,103,318)  (2,136,510)  (1,250,398)
INVESTING ACTIVITIES
Marketable securities...          --    (7,829,635)     166,050    1,906,318    2,731,808
Proceeds from sale of
 equipment..............          --           --           --           --       200,953
Purchase of property and
 equipment..............     (904,643)  (1,372,224)  (1,111,196)    (188,749)    (134,946)
                          -----------  -----------  -----------  -----------  -----------
Net cash (used in)
 provided by investing
 activities.............     (904,643)  (9,201,859)    (945,146)   1,717,569    2,797,815
FINANCING ACTIVITIES
Proceeds from issuances
 of stock...............          100   15,002,188   10,048,999           74          550
Preferred stock issuance
 costs..................          --      (164,245)     (54,095)         --           --
Proceeds from long-term
 debt...................      619,334    1,231,525      474,667      174,959    1,250,000
Repayments of long-term
 debt...................     (241,807)    (564,299)    (805,822)    (189,505)  (1,105,271)
Proceeds (repayments) of
 short-term debt........      327,000     (327,000)         --           --           --
Other liabilities.......       66,390      177,837       31,224       26,244     (312,783)
                          -----------  -----------  -----------  -----------  -----------
Net cash provided (used
 in) by financing
 activities.............      771,017   15,356,006    9,694,973       11,772     (167,504)
Effect of exchange rate
 changes on cash........          --           --       (14,124)      (3,526)        (538)
                          -----------  -----------  -----------  -----------  -----------
Increase (decrease) in
 cash and cash
 equivalents............   (4,719,729)     645,405    1,632,385     (410,695)   1,379,375
Cash and cash
 equivalents, beginning
 of period..............    4,974,922      255,193      900,598      900,598    2,532,983
                          -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period.................  $   255,193  $   900,598  $ 2,532,983  $   489,903  $ 3,912,358
                          ===========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION
Noncash investing and
 financing activity:
  Accrued purchases of
   fixed assets.........  $   681,940  $   210,046  $    46,336  $    67,369  $   179,744
                          ===========  ===========  ===========  ===========  ===========
  Sale of stock and
   issuance of options
   in connection with
   acquisition of
   certain assets of
   RDG-Multex, Inc......  $       --   $       --   $       --   $       --   $   520,000
                          ===========  ===========  ===========  ===========  ===========
  Stock issued for
   services.............  $       --   $       --   $    10,500  $       --   $       --
                          ===========  ===========  ===========  ===========  ===========
Interest paid...........  $    78,974  $   158,277  $   159,705  $    40,379  $   277,980
                          ===========  ===========  ===========  ===========  ===========

                See accompanying notes to financial statements.

                             MULTEX SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  Multex Systems, Inc. (the "Company") is a leading provider of online investment research and information services designed to meet the needs of institutional investors, investment banks, brokerage firms, corporations and individual investors.

  The Company was founded in 1993 as the result of the merger of Multex Systems, Inc., a New York corporation, with and into Multex Publisher, Inc., a Delaware corporation, which subsequently changed its name to Multex Systems, Inc. During December 1996, the Company commenced the operations of Multex Systems International Inc., a wholly-owned subsidiary of the Company, and opened an office in London.

ACQUISITION

  In March 1998, a subsidiary of the Company, RDG-Multex, Inc., acquired certain of the assets of Research Data Group, Inc. in exchange for which it issued to the seller 49% of the common stock of such subsidiary. The Company issued to a principal of the seller 50,000 shares of the Company's common stock at a purchase price of $6.00 per share and a one year option to acquire 83,333 shares of the Company's common stock at an exercise price of $7.50 per share. The Company has estimated the fair market value of the 50,000 shares to be approximately $395,000 and has valued the option at approximately $128,000 on the date of grant using the Black-Scholes option pricing model. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the $220,000 purchase price has been allocated to the software acquired.

PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of Multex Systems, Inc. and its wholly-owned and majority-owned subsidiaries. All intercompany account balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

  At December 31, 1997 and March 31, 1998, substantially all cash and cash equivalents were held in two banks.

MARKETABLE SECURITIES

  Marketable securities are classified as available-for-sale, and consist of United States treasury bills with maturities of 360 days or less when purchased. Marketable securities are carried at fair value, which approximates cost.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful life of the asset which ranges from two to five years.

                             MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING

  The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1995, 1996 and 1997 was approximately $166,000, $422,000 and $732,000, respectively ($160,000 and $19,000 for the three months ended March 31, 1997 and 1998, respectively).

REVENUE RECOGNITION

  Revenues from subscriptions are recognized in equal installments over the term of the subscriptions. Revenues from the Multex Research-On-Demand service are recognized upon sale.

DEFERRED REVENUE

  Deferred revenue represents the unamortized portion of annual subscriptions received in advance, and at December 31, 1996 included fees received from customers in advance of performance of services.

EARNINGS (LOSS) PER SHARE

  In 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, Earnings per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the Statement No. 128 requirements.

ACCOUNTING FOR STOCK-BASED COMPENSATION

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company accounts for its stock-based compensation plans in accordance with the provisions of APB 25.

COMPREHENSIVE INCOME

  As of January 1, 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' equity. Statement No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income.

  Total comprehensive loss amounted to approximately $2,673,000 and $2,294,000 for the three months ended March 31, 1997 and 1998, respectively.

                             MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SEGMENT INFORMATION

  In June 1997, the FASB issued Statements of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information". This Statement is effective for fiscal years beginning after December 15, 1997. This statement does not have measurements effects on the financial statements; however, it may require additional disclosure.

UNAUDITED INFORMATION

  The unaudited financial statements at March 31, 1998 and for the three months ended March 31, 1997 and 1998 include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for the fair presentation of such financial results. The results for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the entire year or for any future period.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. STOCKHOLDERS' EQUITY

COMMON STOCK (SEE NOTE 13)

  During 1997, the Company increased its authorized common stock from 9,333,333 shares to 12,666,667.

COMMON STOCK RESERVED FOR ISSUANCE

  At December 31, 1997, the Company has reserved approximately 8,852,000 shares (9,240,000 shares at March 31, 1998) of its common stock for issuance in connection with shares issuable under the Company's stock option plan and the conversion of its redeemable preferred stock.

3. REDEEMABLE PREFERRED STOCK

  The Company has recorded issuance costs of redeemable preferred stock as discounts at issuance and is accreting the discount over the life of the redeemable preferred stock. The Company accrues all cumulative dividends on redeemable preferred stock.

  During 1996, the Company authorized 103,335 shares of $.01 par value Series C convertible preferred stock ("Series C Stock") and issued 100,000 shares of the Series C Stock for $15,000,000. In connection with the issuance of the Series C Stock, the Company incurred issuance costs of approximately $164,000.

                             MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

3. REDEEMABLE PREFERRED STOCK (CONTINUED)

  During 1997, the Company authorized 83,334 shares of $.01 par value Series D convertible preferred stock ("Series D Stock") and issued 55,556 shares of the Series D Stock for $10,000,000. In connection with the issuance of the Series D Stock, the Company incurred issuance costs of approximately $54,000.

  The holders of Series C Stock and Series D Stock are entitled to a liquidation preference over the Series A and Series B Stock. The Series C Stock and Series D stock share ratably on a pari passu basis in the event of a liquidation and the Series A Stock and Series B Stock share ratably on a pari passu basis in the event of a liquidation. In the event of a liquidation event, after (i) all holders of redeemable preferred stock have been paid the preferential amounts to which they are entitled and (ii) the holders of common stock have been paid $0.75 for each such share, the remaining net assets are to be distributed to the holders of common stock and the Series C Stock on an as converted basis.

  The holders of redeemable preferred stock are entitled to vote upon any matter as to which the holders of common stock are entitled to vote.

  The holders of shares of redeemable preferred stock have the right to convert such shares into the number of shares of common stock (adjusted for stock splits) as is obtained by multiplying the number of redeemable preferred shares to be converted by the liquidation preference ($100 for Series A, $150 for Series B and C, $180 for Series D) and dividing the result by $1.00 for Series A, $1.50 for Series B and C, $1.80 for Series D or by the conversion price, as defined, as last adjusted and in effect.

  In the event the Company completes an underwritten public offering of its common stock (a) at a per share price to the public of not less than $9.00 and
(b) in which the gross proceeds paid by the public are at least $15,000,000, then all outstanding redeemable preferred shares shall automatically be converted into shares of common stock in the manner described in the preceding paragraph.

  Upon the consummation of the initial public offering, all outstanding shares of redeemable preferred stock will be automatically converted into shares of common stock. In the event the offering is not consummated, the Company will be required to redeem all outstanding shares of redeemable preferred stock on December 31, 2002. In the event of the consolidation or merger of the Company (other than a merger in which the Company is the surviving corporation and which will not result in more than 50% of the capital stock of the Company outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), and in the case of a sale of all or substantially all of the properties and assets of the Company as an entirety to any other person, any holder can elect to have any or all of their shares of redeemable preferred stock redeemed. The redemption price for each share of redeemable preferred stock shall be the sum of the liquidation preference plus cumulative unpaid dividends at the rate of 8% per annum on the liquidation preference. No redeemable preferred stock dividends have been declared or paid as of December 31, 1997. At December 31, 1995, 1996, and 1997 the total cumulative dividends in arrears is approximately $883,000, $2,286,000 and $4,467,000, respectively ($5,118,000 at March 31, 1998).

  The Company is not authorized to pay or declare any dividends on outstanding common shares unless dividends on all outstanding shares of convertible preferred stock for all past dividend periods have been paid.

                             MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

4. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                                   THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31                  MARCH 31
                         --------------------------------------  ------------------------
                            1995         1996          1997         1997         1998
                         -----------  -----------  ------------  -----------  -----------
Numerator:
  Net loss.............. $(5,493,715) $(6,409,805) $ (8,037,176) $(2,222,607) $(1,643,726)
Redeemable preferred
 stock dividends........     639,992    1,402,788     2,181,472      453,697      650,957
Numerator for basic and
 diluted loss per
 share--net loss
 available for common
 stockholders........... $(6,133,707) $(7,812,593) $(10,218,648) $(2,676,304) $(2,294,683)
                         ===========  ===========  ============  ===========  ===========
Denominator:
  Denominator for basic
   and dilutive loss per
   share--weighted
   average shares.......   1,307,427    1,347,944     1,452,839    1,383,046    1,633,050
                         ===========  ===========  ============  ===========  ===========
Basic and diluted loss
 per share.............. $     (4.69) $     (5.80) $      (7.03) $     (1.94) $     (1.41)
                         ===========  ===========  ============  ===========  ===========

  The following securities have been excluded from the dilutive per share computation as they are antidilutive:

                                                            THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31        MARCH 31
                                  ------------------------- -------------------
                                   1995    1996     1997      1997      1998
                                  ------- ------- --------- -------------------
Redeemable preferred stock--
 Series A........................  25,000  25,000    25,000   25,000     25,000
Redeemable preferred stock--
 Series B........................  36,666  36,666    36,666   36,666     36,666
Redeemable preferred stock--
 Series C........................     --  100,000   100,000  100,000    100,000
Redeemable preferred stock--
 Series D........................     --      --     55,556      --      55,556
Stock options.................... 620,667 851,250 1,369,334  953,000  1,399,335

  The following table sets forth the computation of pro forma basic and diluted loss per share, upon conversion of the redeemable preferred shares to shares of common stock:

                                                    YEAR ENDED    THREE MONTHS
                                                   DECEMBER 31,      ENDED
                                                       1997      MARCH 31, 1998
                                                   ------------  --------------
Numerator:
  Net loss available to common stockholders....... $(10,218,648)  $(2,294,683)
  Redeemable preferred stock dividends............    2,181,472       650,957
                                                   ------------   -----------
  Numerator for pro forma loss available to common
   stockholders................................... $ (8,037,176)  $(1,643,726)
                                                   ============   ===========
Denominator:
  Weighted average number of common shares........    1,452,839     1,633,050
  Assumed conversion of preferred shares to common
   shares (if converted method)...................    7,240,741     7,240,741
                                                   ------------   -----------
  Denominator for pro forma basic and diluted loss
   per share......................................    8,693,580     8,873,791
                                                   ============   ===========
Pro forma basic and diluted loss per share........ $      (0.92)  $     (0.19)
                                                   ============   ===========

                              MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
        FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                   DECEMBER 31       MARCH 31,
                                              --------------------- -----------
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
   Computer and telecommunications equipment
    and related software....................  $3,829,735 $4,932,499 $5,113,154
   Furniture and fixtures...................     212,084    266,852    291,868
   Leasehold improvements...................     237,393    237,393    237,393
                                              ---------- ---------- ----------
                                               4,279,212  5,436,744  5,642,415
   Less accumulated depreciation and
    amortization............................   1,907,111  3,275,429  3,360,890
                                              ---------- ---------- ----------
                                              $2,372,101 $2,161,315 $2,281,525
                                              ========== ========== ==========

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                     DECEMBER 31      MARCH 31,
                                                 ------------------- -----------
                                                   1996      1997       1998
                                                 -------- ---------- -----------
                                                                     (UNAUDITED)
   Payroll and related costs.................... $103,534 $  170,976 $  318,133
   Accrued vacation.............................      --     125,000    125,000
   Accrued bonuses..............................   35,000    130,000    100,000
   Royalties....................................  258,204    424,971    538,088
   Other........................................  500,289    240,377    197,750
                                                 -------- ---------- ----------
                                                 $897,027 $1,091,324 $1,278,971
                                                 ======== ========== ==========

7. SHORT-TERM DEBT

  Short-term debt was payable to three stockholders. The notes bore interest at 8% per annum and were fully repaid during 1996.

8. LONG-TERM DEBT

  The Company had available lines of credit provided by two lenders totaling $3,900,000. At December 31, 1997, total notes of approximately $2,699,000 were issued under the lines of credit. The notes were payable in monthly installments of principal and interest of approximately $75,000 and bore interest ranging from 10% to 12% per annum. The balance of the notes of approximately $1,053,000 was fully repaid subsequent to December 31, 1997.

  The Company was obligated to pay additional financing costs equal to a minimum of 10% of original amounts advanced under the lines of credit. At December 31, 1996 and 1997, the Company recorded approximately $282,000 and $313,000, respectively, in other liabilities related to such obligation, which was fully paid subsequent to December 31, 1997.

                             MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

8. LONG-TERM DEBT (CONTINUED)

  In January 1998, the Company entered into agreements with respect to a $1,250,000 term loan and a $1,000,000 revolving line of credit with a bank, whereby it may borrow up to 75% of eligible accounts receivable, as defined therein. Substantially all of the assets of the Company are pledged as collateral for the above obligations. The term loan and the revolving line of credit bear interest at the prime rate plus 2%, as defined therein, and the prime rate plus 1%, as defined therein, respectively. The term loan is payable in twenty four monthly installments of approximately $52,000. At March 31, 1998, no amounts were outstanding under the revolving line of credit.

  In addition, the above obligations also provide for, among other things, the maintenance of certain covenants, as defined, including certain liquidity ratios and a leverage ratio.

9. INCOME TAXES

  Under FASB Statement No. 109, "Accounting for Income Taxes," the liability method is used in accounting for income taxes. Under this method, deferred income tax assets and liabilities result from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable income and deductions in future years.

  At December 31, 1997, the Company had net operating loss carryforwards of approximately $18,600,000 and research and development credits of approximately $500,000 for income tax purposes that expire in 2008 through 2012. The utilization of approximately $15,600,000 and $400,000 of such net operating loss carryforwards and research and development credits, respectively, are subject to an annual limitations of approximately $1,900,000, pursuant to Section 382 of the Internal Revenue Code.

  The Company has deferred tax assets of approximately $5,925,000 and $9,157,000 at December 31, 1996 and 1997, respectively. At December 31, 1996 and 1997, a valuation allowance of $5,925,000 and $9,157,000, respectively, was provided due to the uncertainty of the realization of the tax assets. The valuation allowance was increased by $2,475,000 and $3,232,000 for the years ended December 31, 1996 and 1997, respectively.

  At December 31, 1996 and 1997, the deferred tax assets primarily relate to net operating loss and research and development credit carryforwards, financial statement depreciation in excess of tax depreciation and income deferred for financial statement purposes.

  The difference between the provision for income taxes and the statutory rate is due principally to the valuation allowance against deferred tax assets.

10. STOCK OPTIONS

1993 STOCK INCENTIVE PLAN

  The Company had reserved 1,933,333 shares of the Company's Common Stock to be issued under its 1993 Stock Incentive Plan (the "Plan"). In February 1998, the number of shares reserved for issuance under the Plan was increased to 2,350,000.

  During the year ended December 31, 1997, the difference between the estimated fair market value of the Company's common stock and the options' exercise price on the date of grant was determined to be

                             MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


10.  STOCK OPTIONS (CONTINUED)

approximately $872,000 ($304,000 for the three months ended March 31, 1998). This deferred compensation is being amortized for financial reporting purposes over the vesting period of the options and the amount recognized as expense during the year ended December 31, 1997 amounted to approximately $25,000 ($64,000 for the three months ended March 31, 1998).

  Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of the options was estimated at date of grant using a Black-Scholes option pricing model with the following assumptions:

                     ASSUMPTIONS                     1995     1996     1997
                     -----------                    -------  -------  -------
   Volatility factor of the expected market price
    of the Company's common stock..................   0.558    0.558    0.558
   Average risk-free interest rate.................     6.5%     6.5%     6.1%
   Dividend yield..................................       0%       0%       0%
   Average life.................................... 4 years  4 years  3 years

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  The Company's pro forma information is as follows:

                                          1995         1996          1997
                                       -----------  -----------  ------------
   Pro forma net loss available to
    common stockholders............... $(6,133,897) $(7,812,122) $(10,230,064)
   Pro forma basic and diluted loss
    per share......................... $     (4.69) $     (5.80) $      (7.04)

                             MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

10. STOCK OPTIONS (CONTINUED)

  The following transactions occurred with respect to the Plan:

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                          1993 STOCK   EXERCISE
                                                        INCENTIVE PLAN   PRICE
                                                        -------------- ---------
   Outstanding December 31, 1994.......................     410,833     $ 0.03
   Granted during the year.............................     239,000       0.03
   Cancelled...........................................     (25,833)     (0.03)
   Exercised during the year...........................      (3,333)     (0.03)
                                                          ---------
   Outstanding December 31, 1995.......................     620,667       0.03
   Granted during the year.............................     346,000       1.29
   Cancelled...........................................     (45,000)     (0.06)
   Exercised during the year...........................     (70,417)     (0.03)
                                                          ---------
   Outstanding December 31, 1996.......................     851,250       0.54
   Granted during the year.............................     930,667       0.75
   Cancelled...........................................    (185,500)     (0.75)
   Exercised during the year...........................    (227,083)     (0.21)
                                                          ---------
   Outstanding December 31, 1997.......................   1,369,334       0.57
   Granted during the period...........................      50,667      (0.75)
   Cancelled during the period.........................      (2,333)     (0.75)
   Exercised during the period.........................     (18,333)     (0.03)
                                                          ---------
   Outstanding March 31, 1998..........................   1,399,335       0.60
                                                          =========

  Exercise prices for options outstanding as of December 31, 1997 and March 31, 1998 ranged from $0.03 to $0.75 per share. In April 1997, the Board of Directors authorized a $0.75 reduction in the exercise price per share for all outstanding options issued with an exercise price of $1.50, with all other terms remaining unchanged. The weighted average fair value of options granted during 1995, 1996 and 1997 was $0.01, $0.16, and $0.97, respectively. The weighted average remaining contractual life of those options outstanding as of December 31, 1997 is 8.7 years and 8.5 years at March 31, 1998.

  The number of shares of common stock issuable upon exercise of outstanding stock options that were fully exercisable as of December 31, 1996, 1997 and March 31, 1998 were 233,604, 387,543 and 412,876, respectively. The weighted average exercise price of exercisable options as of December 31, 1997 and March 31, 1998 is $0.39 and $0.42, respectively.

  The options outstanding under the Plan generally vest in four equal annual installments commencing on the day after the first anniversary of the grant and expire ten years after the date of grant.

OTHER STOCK OPTIONS

  During December 1996, the Company granted to one of its major customers an option to purchase 555,555 shares of the Company's common stock at $6.00 per share. Such options were valued at $0 on the date of grant using the Black-Scholes option pricing method. The option expired unexercised in June 1997.

                             MULTEX SYSTEMS, INC.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

11. COMMITMENTS

OPERATING LEASES

  The Company is obligated to make payments under noncancellable operating leases for office space expiring in 2002. The approximate future minimum annual rental payments under these operating leases are as follows:

   1998.............................................................. $  390,000
   1999..............................................................    390,000
   2000..............................................................    390,000
   2001..............................................................     60,000
   2002..............................................................     30,000
                                                                      ----------
                                                                      $1,260,000
                                                                      ==========

  Total rental expense for the years ended December 31, 1995, 1996 and 1997 was approximately $160,000, $306,000 and $425,000, respectively ($94,000 and $109,000 for the three months ended March 31, 1997 and 1998).

12. MAJOR CUSTOMERS

  One customer accounted for approximately 31% and 21% of revenues for the years ended December 31, 1996 and 1997, respectively (12% for the three months ended March 31, 1998). The same customer accounted for approximately 36% and 31% of accounts receivable at December 31, 1996 and 1997, respectively (14% at March 31, 1998).

  Another customer accounted for approximately 15%, 14% and 16% of revenues for the years ended December 31, 1995, 1996 and 1997, respectively. The same customer accounted for approximately 15% of accounts receivable at December 31, 1996 (17% at March 31, 1998).

  A third customer accounted for approximately 16% and 11% of revenues for the years ended December 31, 1996 and 1997, respectively (10% for the three months ended March 31, 1998).

  A fourth customer accounted for approximately 42% of revenues for the year ended December 31, 1995.

  A holder of preferred stock accounted for approximately 13%, 14% and 20% of revenues for the years ended December 31, 1995, 1996 and 1997, respectively (17% for the three months ended March 31, 1998). This stockholder accounted for approximately 26% and 19% of accounts receivable at December 31, 1996 and 1997, respectively (19% at March 31, 1998).

13. SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS

STOCK SPLIT

  In May 1998, the Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for an initial public offering of shares of its common stock. In connection with the consummation of the initial public offering, the Company effected a 1-for-3 reverse stock split and a change in the number of authorized shares of its common stock to 50,000,000 shares of $0.01 par value per share.

                             MULTEX SYSTEMS, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED
         MARCH 31, 1997 AND 1998 (INFORMATION AS OF MARCH 31, 1998 AND
       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS--(CONTINUED)

PREFERRED STOCK

  In connection with the consummation of the initial public offering, the Company has authorized the issuance of 5,000,000 shares of preferred stock, par value $0.01 per share.

PRO FORMA FINANCIAL INFORMATION

  Upon the completion of an initial public offering at a per share price to the public of not less than $9.00 and in which the gross proceeds paid by the public are at least $15,000,000, all outstanding redeemable preferred shares will automatically be converted into shares of common stock in the manner described in Note 3. The pro forma balance sheet at March 31, 1998 gives effect to such conversion as if it occurred on that date. The pro forma loss for the year ended December 31, 1997 and the three months ended March 31, 1998 give effect to the conversion of such shares as if it occurred on the beginning of their respective periods.

  All common and preferred share information included in the accompanying financial statements has been adjusted to reflect the one-for-three reverse stock split and the increases in authorized shares described above.

                              [INSIDE BACK COVER]

                         [COLOR ARTWORK TO BE PROVIDED]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES AN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UN-LAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  Prospectus Summary......................................................   3
  Risk Factors............................................................   5
  Use of Proceeds.........................................................  17
  Dividend Policy.........................................................  17
  Capitalization..........................................................  18
  Dilution................................................................  19
  Selected Consolidated Financial Data....................................  20
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  21
  Business................................................................  29
  Management..............................................................  43
  Certain Relationships and Related Party Transactions....................  52
  Principal Stockholders..................................................  53
  Description of Capital Stock............................................  55
  Shares Eligible for Future Sale.........................................  59
  Underwriting............................................................  61
  Legal Matters...........................................................  63
  Experts.................................................................  63
  Additional Information..................................................  64
  Index to Consolidated Financial Statements.............................. F-1

                                --------------

  UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       SHARES

                                     [LOGO]

                                  COMMON STOCK

                                --------------

                                   PROSPECTUS

                                --------------

                               HAMBRECHT & QUIST

                         BANCAMERICA ROBERTSON STEPHENS

                              SALOMON SMITH BARNEY

                             DAIN RAUSCHER WESSELS
                    A DIVISION OF DAIN RAUSCHER INCORPORATED

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses, other than underwriting commissions, expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

     SEC registration fee.............................................. $15,267
     NASD filing fee...................................................   5,675
     Nasdaq National Market listing fee................................  50,000
     Printing and engraving............................................    *
     Legal fees and expenses...........................................    *
     Accounting fees and expenses......................................    *
     Blue sky fees and expenses (including legal fees).................    *
     Transfer agent fees...............................................    *
     Miscellaneous.....................................................    *
                                                                        -------
         Total......................................................... $  *
                                                                        =======

    ---------------------
    *To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate provides that, except to the extent prohibited by DGCL, the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Registrant has sold and issued the following securities during the past three fiscal years:

  In November 1993 and March 1994, respectively, the Registrant sold 25,000 shares of Series A Convertible Preferred Stock to Euclid Partners III, L.P., Isaak Karaev and certain other investors for an aggregate offering amount of $2,500,000. In November 1994, the Registrant sold 36,666 shares of Series B Convertible Preferred Stock to Euclid Partners III, L.P., 77 Capital Partners, L.P., Venture Fund I, L.P. and certain other investors for an aggregate offering amount of $5,499,900. In 1996, the Registrant sold 100,000 shares of Series C Convertible Preferred Stock in various tranches to Chase Venture Capital Associates, L.P., Euclid Partners III and IV, L.P. Reuters America, Inc., Softbank Ventures, Inc. 77 Capital Partners, L.P., Venture Fund, I, L.P. and certain other investors for an aggregate offering amount of $15,000,000. In July 1997, the Registrant sold 55,556 shares of Series D Convertible Preferred Stock to Chase Venture Capital Associates, L.P., Euclid Partners IV, L.P., Reuters America, Inc. and certain other investors for an aggregate offering amount of $15,000,000. The shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to
Section 4(2) thereof.

  The Registrant from time to time has granted stock options to employees. The following table sets forth certain information regarding such grants:

                                                              NUMBER OF EXERCISE
                                                               OPTIONS   PRICE
                                                              --------- --------
    January 1, 1995 to December 31, 1995.....................  239,000   $0.03
    January 1, 1996 to December 31, 1996.....................  346,000    0.75
    January 1, 1997 to December 31, 1997.....................  930,667    0.75
    January 1, 1998 to March 31, 1998........................   50,667    0.75

  The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act, as transactions not involving any public offering, or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

 NUMBER                               DESCRIPTION
 ------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation.
  3.2*   Form of Amended and Restated Certificate of Incorporation to be in
         effect upon the closing of the initial public offering.
  3.3    By-laws.
  3.4*   Form of Amended and Restated By-laws to be in effect upon the closing of the initial public offering.
  4.1*   Specimen Common Stock certificate.
  4.2    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
 10.1    Sublease, dated August 23, 1995, between International Business
         Machines Corporation and the Registrant.
 10.2+   Interactive Services Agreement, dated as of March 20, 1998, by and between America Online, Inc. and the Registrant.
 10.3+   Distribution and Joint Sourcing Agreement, dated as of June 4, 1996, by and between Bloomberg, L.P. and the Registrant.
 10.4+   Software and Reciprocal Data License Agreement, dated as of June 1,
         1995, by and between Reuters Limited and the Registrant.
 10.5*   1998 Stock Option Plan.
 10.6*   Employee Stock Purchase Plan.
 10.7(a) Third Amended and Restated Registration Rights Agreement, dated as of
         July 24, 1997.
 10.7(b) Supplement to Third Amended and Restated Registration Rights
         Agreement, dated as of August 14, 1997.
 11.1    Statement re: Computation of Per Share Earnings.
 21.1    Subsidiaries of the Registrant.
 23.1*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP.
 24.1    Powers of Attorney (included in the Signature Page).
 27.1    Financial Data Schedule for the year ended December 31, 1997.
 27.2    Financial Data Schedule for the three months ended March 31, 1998.

---------------------
* To be supplied by amendment.
+ Confidential treatment to be requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

(B) FINANCIAL STATEMENT SCHEDULES.

  None.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4), or 497 (h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 29th day of May, 1998.

                                         Multex Systems, Inc.

                                             /s/ Isaak Karaev
                                         By____________________________________
                                           Name: Isaak Karaev
                                           Title: President and Chief
                                           Executive Officer

                               POWER OF ATTORNEY

  We, the undersigned directors and/or officers of Multex Systems, Inc. (the "Company"), hereby severally constitute and appoint Isaak Karaev, President and Chief Executive Officer and Philip Callaghan, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 1998:

             SIGNATURE                      TITLE(S)

          /s/ Isaak Karaev            President, Chief Executive Officer
------------------------------------   and Chairman of the Board of
            ISAAK KARAEV               Directors (principal executive
                                       officer)

        /s/ Philip Callaghan          Chief Financial Officer (principal
------------------------------------   financial officer)
          PHILIP CALLAGHAN

         /s/ Philip Scheps            Vice President, Finance and
------------------------------------   Controller (principal accounting
           PHILIP SCHEPS               officer)

       /s/ Bruce E.H. Barlag          Director
------------------------------------
         BRUCE E.H. BARLAG

          /s/ Davis Gaynes            Director
------------------------------------
            DAVIS GAYNES

        /s/ I. Robert Greene          Director
------------------------------------
          I. ROBERT GREENE

         /s/ Peter LaBonte            Director
------------------------------------
           PETER LABONTE

        /s/ Milton J. Pappas          Director
------------------------------------
          MILTON J. PAPPAS

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Multex Systems, Inc.

  We have audited the consolidated financial statements of Multex Systems, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 4, 1998 except for Note 13 as to which the date is June , 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          Ernst & Young LLP

New York, New York
March 4, 1998

                               ----------------

  The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 13 to the financial statements.


                                          Ernst & Young LLP

New York, New York
May 29, 1998

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                      MULTEX SYSTEMS, INC AND SUBSIDIARIES

                               DECEMBER 31, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        COL. A              COL. B                 COL. C                 COL. D      COL. E
------------------------------------------------------------------------------------------------
                                                  ADDITIONS
                          BALANCE AT  ---------------------------------
                         BEGINNING OF CHARGED TO COSTS CHARGED TO OTHER             BALANCE AT
      DESCRIPTION           PERIOD      AND EXPENSES       ACCOUNTS     DEDUCTIONS END OF PERIOD
------------------------------------------------------------------------------------------------
Year Ended December 31,
 1997:
Deducted from asset
 account
 Allowance for doubtful
 accounts..............    $130,000       $168,130                       $58,130     $240,000
Year Ended December 31,
 1996:
Deducted from asset
 account
 Allowance for doubtful
 accounts..............    $      0       $130,000                       $     0     $130,000
Year Ended December 31,
 1995:
Deducted from asset
 account
 Allowance for doubtful
 accounts..............    $      0       $      0                       $     0     $      0

                               INDEX TO EXHIBITS

 NUMBER                               DESCRIPTION
 ------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation.
  3.2*   Form of Amended and Restated Certificate of Incorporation to be in
         effect upon the closing of the initial public offering.
  3.3    By-laws.
  3.4*   Form of Amended and Restated By-laws to be in effect upon the closing of the initial public offering.
  4.1*   Specimen Common Stock certificate.
  4.2    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
 10.1    Sublease, dated August 23, 1995, between International Business
         Machines Corporation and the Registrant.
 10.2+   Interactive Services Agreement, dated as of March 20, 1998, by and between America Online, Inc. and the Registrant.
 10.3+   Distribution and Joint Sourcing Agreement, dated as of June 4, 1996, by and between Bloomberg, L.P. and the Registrant.
 10.4+   Software and Reciprocal Data License Agreement, dated as of June 1,
         1995, by and between Reuters Limited and the Registrant.
 10.5*   1998 Stock Option Plan.
 10.6*   Employee Stock Purchase Plan.
 10.7(a) Third Amended and Restated Registration Rights Agreement, dated as of
         July 24, 1997.
 10.7(b) Supplement to Third Amended and Restated Registration Rights
         Agreement, dated as of August 14, 1997.
 11.1    Statement re: Computation of Per Share Earnings.
 21.1    Subsidiaries of the Registrant.
 23.1*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP.
 24.1    Powers of Attorney (included in the Signature Page).
 27.1    Financial Data Schedule for the year ended December 31, 1997.
 27.2    Financial Data Schedule for the three months ended March 31, 1998.

---------------------
* To be supplied by amendment.
+ Confidential treatment to be requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.